UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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RingCentral, Inc.
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RINGCENTRAL, INC.
20 DAVIS DRIVE
BELMONT, CALIFORNIA 94002

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 10:00 a.m., Pacific Time, on Friday, June 5, 2020

Dear Stockholders of RingCentral, Inc.:

The Annual Meeting of Stockholders (the “Annual Meeting”) of RingCentral, Inc., a Delaware corporation, will be held on Friday, June 5, 2020, at 10:00 a.m., Pacific Time. Due to the growing public health impact of the coronavirus outbreak (COVID-19), the Annual Meeting will be held in virtual format this year to support the health and well-being of our stockholders, and to afford the same rights and opportunities to participate as would be available at an in-person meeting.  You will be able to attend the Annual Meeting virtually by visiting www.virtualshareholdermeeting.com/RNG2020, where you will be able to listen to the meeting live, submit questions and vote online by entering the control number located on your proxy card.

The Annual Meeting will be held for the following purposes as more fully described in the accompanying proxy statement:

1.     To elect the seven (7) directors nominated by our board of directors and named in the proxy statement (Proposal One);

2.     To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2020 (Proposal Two); and

3.     To approve, on an advisory and non-binding basis, executive compensation as described in this proxy statement (Proposal Three).

The board of directors of RingCentral, Inc. has fixed the close of business on April 24, 2020 as the record date for the meeting.  Only stockholders of record of our Class A common stock and Class B common stock on April 24, 2020 are entitled to notice of and to vote at the meeting.  Further information regarding voting rights and the matters to be voted upon is presented in our proxy statement.

This proxy statement and our 2019 annual report can be accessed directly at the following Internet address: ir.ringcentral.com.

YOUR VOTE IS IMPORTANT.  Whether or not you plan to attend the Annual Meeting of Stockholders, we urge you to submit your vote via the Internet, telephone or mail.

We appreciate your continued support of RingCentral, Inc. and look forward to your attendance at the meeting or receiving your proxy.

By order of the Board of Directors,

Vladimir Shmunis
Chairman and Chief Executive Officer
Belmont, California
April 27, 2020

-i-

-ii-

RINGCENTRAL, INC.

PROXY STATEMENT
FOR
2020 ANNUAL MEETING OF STOCKHOLDERS

PROCEDURAL MATTERS

This proxy statement and the enclosed form of proxy are furnished in connection with solicitation of proxies by our board of directors for use at the annual meeting of stockholders (the “Annual Meeting”) to be held on June 5, 2020 and any postponements, adjournments or continuations thereof. The Annual Meeting will be conducted virtually via live webcast. You will be able to attend the Annual Meeting virtually by visiting www.virtualshareholdermeeting.com/RNG2020, where you will be able to listen to the meeting live, submit questions and vote online by entering the control number located on your proxy card.

This proxy statement, the accompanying form of proxy card and our 2019 annual report are first being mailed on or about April 28, 2020 to all stockholders entitled to vote at the Annual Meeting.  We use the terms “RingCentral,” “the Company,” “we,” “our” and “us” in this proxy statement to refer to RingCentral, Inc., a Delaware corporation.  RingCentral’s principal executive offices are located at 20 Davis Drive, Belmont, California 94002.

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement.  You should read this entire proxy statement carefully.

What matters am I voting on?

You will be voting on:

•	a proposal to elect seven (7) directors nominated by our board of directors and named in the proxy statement (Proposal One);

•	a proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2020 (Proposal Two);

•	a proposal to approve, on an advisory and non-binding basis, executive compensation as described in this proxy statement (Proposal Three); and

•	any other business that may properly come before the meeting.

How does the board of directors recommend I vote on these proposals?

The board of directors recommends a vote:

•	“FOR” the election of the seven (7) directors nominated by our board of directors and named in the proxy statement (Proposal One);

•	“FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2020 (Proposal Two); and

•	“FOR” the executive compensation as described in this proxy statement (Proposal Three).

Will there be any other items of business on the agenda?

If any other items of business or other matters are properly brought before the Annual Meeting, your proxy gives discretionary authority to the persons named on the proxy card with respect to those items of business or other matters.  The persons named in the proxy card intend to vote the proxy in accordance with their best judgment.  Our board of directors does not intend to bring any other matters to be voted on at the Annual Meeting, and we are not currently aware of any matters that may be properly presented by others for action at the Annual Meeting.

Who is entitled to vote?

Holders of our Class A common stock and Class B common stock, as of the close of business on April 24, 2020, the record date, may vote at the Annual Meeting.  We refer to the Class A common stock and the Class B common stock collectively as the common stock in this proxy statement.  As of the record date, we had 77,005,935 shares of Class A common stock outstanding and 10,895,473 shares of Class B common stock outstanding. In deciding all matters at the Annual Meeting, each holder of our Class A common stock will be entitled to one (1) vote for each share of Class A common stock held on the record date, and each holder of Class B common stock will be entitled to ten (10) votes for each share of Class B common stock held as of the record date.  The Class A common stock and Class B common stock will vote as a single class on all matters described in this proxy statement for which your vote is being solicited.  No shares of our preferred stock were outstanding as of the record date.  We do not have cumulative voting rights for the election of directors.

Registered Stockholders.  If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and this proxy statement was provided to you directly by us.  As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person (including virtually) at the Annual Meeting.

Street Name Stockholders.  If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and the proxy statement was forwarded to you by your broker, bank or other nominee, who is considered the stockholder of record with respect to those shares.  As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares.  Beneficial owners are also invited to attend the Annual Meeting.

However, since a beneficial owner is not the stockholder of record, you may not vote your shares in person (including virtually) at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy.  If you request a printed copy of the proxy materials by mail, your broker, bank or other nominee will provide a voting instruction card for you to use.

How do I vote?

There are four ways to vote:

•	by Internet at www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on June 4, 2020 (have your proxy card in hand when you visit the website);

•	by toll-free telephone at 1-800-690-6903, until 11:59 p.m. Eastern Time on June 4, 2020 (have your proxy card in hand when you call);

•	by completing and mailing your proxy card, which shall be received by us no later than June 4, 2020 (if you received printed proxy materials); or

•
by attending the Annual Meeting by visiting www.virtualshareholdermeeting.com/RNG2020, where you may vote and submit questions during the meeting (have your proxy card in hand when you visit the website).

Can I change my vote?

Yes.  You can change your vote or revoke your proxy any time before the Annual Meeting by:

•	entering a new vote by Internet or by telephone;

•	completing and returning a later-dated proxy card;

•	notifying the Corporate Secretary of RingCentral, Inc., in writing, at ir@ringcentral.com; or

•	attending the Annual Meeting and voting electronically (although attendance at the Annual Meeting will not, by itself, revoke a proxy).

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our board of directors.  The persons named in the proxy have been designated as proxies by our board of directors.  When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instruction of the stockholder.  If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors as described above.  If any matters not described in the proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares.  If the Annual Meeting is postponed or adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have properly revoked your proxy instructions, as described above.

What is a quorum?

A quorum is the minimum number of the aggregate voting power of the stock issued and outstanding and entitled to vote at the Annual Meeting for the meeting to be properly held under our bylaws and Delaware law.  The presence, in person (including virtually) or by proxy, of a majority of the aggregate voting power of the stock issued and outstanding and entitled to vote at the Annual Meeting will constitute a quorum at the meeting.  A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by the proxy are not being voted (“stockholder withholding”) with respect to a particular matter.  Similarly, a broker may not be permitted to vote stock (“broker non-vote”) held in street name on a particular matter in the absence of instructions from the beneficial owner of the stock.  See “How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?” The shares subject to a proxy that are not being voted on a particular matter because of either stockholder withholding or broker non-vote will count for purposes of determining the presence of a quorum.  Abstentions are also counted in the determination of a quorum.  If there is no quorum, a majority of the shares present at the Annual Meeting may adjourn the meeting to a later date.

How many votes are needed for approval of each matter?

•
Proposal One: The election of directors requires a plurality vote of the voting power of the stock issued and outstanding and present in person (including virtually) or by proxy at the meeting and entitled to vote thereon.  “Plurality” means that the individuals who receive the largest number of votes cast “for” are elected as directors.  As a result, any shares not voted “for” a particular nominee (whether as a result of a stockholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election.  You may vote “for” or “withhold” on each of the nominations for election as a director.

•
Proposal Two: The ratification of the appointment of KPMG LLP must receive the affirmative vote of a majority of the voting power of the stock issued and outstanding and present in person (including virtually) or by proxy at the meeting and entitled to vote thereon to be approved.  Abstentions are considered votes cast and, thus, will have the same effect as a vote “against” the proposal.  Broker non-votes will have no effect on the outcome of this proposal.

•
Proposal Three: The approval, on an advisory and non-binding basis, of the executive compensation as described in this proxy statement must receive the affirmative vote of a majority of the shares present in person (including virtually) or by proxy at the meeting and entitled to vote thereon to be approved.  Abstentions are considered votes cast and thus, will have the same effect as a vote “against” the proposal.  Broker non-votes will have no effect on the outcome of this proposal.

How are proxies solicited for the Annual Meeting?

The board of directors is soliciting proxies for use at the Annual Meeting.  All expenses associated with this solicitation will be borne by us.  We will reimburse brokers or other nominees for reasonable expenses that they incur in sending these proxy materials to you if a broker, bank or other nominee holds your shares.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

Brokerage firms and other intermediaries holding shares of common stock in street name for customers are generally required to vote such shares in the manner directed by their customers.  In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter—the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm.  Your broker will not have discretion to vote on (i) the election of directors or (ii) the stockholder advisory vote on the compensation of our named executive officers, which are “non-routine” matters, absent direction from you.

Is my vote confidential?

Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy.  Your vote will not be disclosed either within RingCentral or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.

Will members of the board of directors attend the Annual Meeting?

We encourage, but do not require, our board members to attend the Annual Meeting.  Those that do attend will be available to answer appropriate questions from stockholders.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting.  We will also disclose voting results on a Current Report on Form 8-K that we will file with the Securities and Exchange Commission (“SEC”) within four business days after the Annual Meeting.  If final voting results are not available to us in time to file a Current Report on Form 8-K, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to that Form 8-K as soon as they become available.

I share an address with another stockholder, and we received only one paper copy of the proxy materials.  How may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which the SEC has approved.  Under this procedure, we deliver a single copy of the proxy materials and 2019 annual report to multiple stockholders who share the same address unless we received contrary instructions from one or more of the stockholders.  This procedure reduces our printing costs, mailing costs, and fees.  Stockholders who participate in householding will continue to be able to access and receive separate proxy cards.  Upon written or oral request, we will deliver promptly a separate copy of the proxy materials and 2019 annual report to any stockholder at a shared address to which we delivered a single copy of any of these documents.  To receive a separate copy, or, if you are receiving multiple copies, to request that RingCentral only send a single copy of the proxy materials and 2019 annual report, stockholders may contact us as follows:

RingCentral, Inc.
Attention: Investor Relations
20 Davis Drive
Belmont, California 94002
Email: ir@ringcentral.com

Stockholders who hold shares in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner.  For a stockholder proposal to be considered for inclusion in our proxy statement for our 2021 annual meeting of stockholders, our Corporate Secretary must receive the written proposal at our principal executive offices not later than December 29, 2020.  In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in Company-sponsored proxy materials.  Proposals should be addressed to:

RingCentral, Inc.
Attention: Corporate Secretary
20 Davis Drive
Belmont, California 94002
Email: ir@ringcentral.com

Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement.  Our bylaws provide that the only business that may be conducted at an annual meeting is business that is (i) specified in our proxy materials with respect to such meeting, (ii) otherwise properly brought before the meeting by or at the direction of our board of directors, or (iii) properly brought before the meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our Corporate Secretary, which notice must contain the information specified in our bylaws.  To be timely for our 2021 annual meeting of stockholders, our Corporate Secretary must receive the written notice at our principal executive offices:

•	not earlier than February 12, 2021; and

•	not later than 5:00 p.m. Pacific Time on March 14, 2021.

In the event that we hold our 2021 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary date of the 2020 annual meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before such annual meeting and no later than the close of business on the later of the following two dates:

•	the 90th day prior to such annual meeting; or

•	the 10th day following the day on which public announcement of the date of such annual meeting is first made.

If a stockholder who has notified us of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, we are not required to present the proposal for a vote at such meeting.

Nomination of Director Candidates

You may propose director candidates for consideration by our nominating and corporate governance committee.  Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to the Corporate Secretary of RingCentral at the address set forth above.  For additional information regarding stockholder recommendations for director candidates, see “Board of Directors and Corporate Governance—Stockholder Recommendations for Nominations to the Board of Directors.”

In addition, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders.  To nominate a director, the stockholder must provide the information required by our bylaws.  In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time period described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in our proxy statement.

Availability of Bylaws

A copy of our bylaws may be obtained by accessing RingCentral’s filings on the SEC’s website at www.sec.gov.  You may also contact our Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

PROPOSAL ONE

TO ELECT SEVEN (7) DIRECTORS

General

The nominating and corporate governance committee recommended and the board of directors nominated the following individuals for election as members of our board of directors at the Annual Meeting:

Nominees	Age	Position	Director Since
Vladimir Shmunis	59	Chairman and Chief Executive Officer	1999
Kenneth Goldman (1)(2)	70	Director	2017
Michelle McKenna (1)(2)(3)	54	Director	2015
Godfrey Sullivan	66	Director	2019
Robert Theis (1)(2)(3)	58	Director	2011
Allan Thygesen (3)	57	Director	2015
Neil Williams (1)	67	Director	2012

(1)	Member of the Audit Committee
(2)	Member of the Nominating and Corporate Governance Committee
(3)	Member of the Compensation Committee

Except as set forth below, unless otherwise instructed, the persons appointed in the accompanying form of proxy will vote the proxies received by them for these nominees, who are all presently directors of RingCentral.  In the event that any nominee becomes unavailable or unwilling to serve as a member of our board of directors, the proxy holders will vote in their discretion for a substitute nominee.  The term of office of each person elected as a director will continue until the next annual meeting or until a successor has been elected and qualified, or until the director’s earlier death, resignation or removal.

The sections titled “Nominees for Director” and “Board of Directors and Corporate Governance” of this proxy statement contain more information about the leadership skills and other experiences that caused the nominating and corporate governance committee and the board of directors to determine that these nominees should serve as directors of RingCentral.

Nominees for Director

Vladimir Shmunis is one of our co-founders and has served as our Chief Executive Officer, or CEO, and Chairman since our inception in 1999.  Prior to RingCentral, from 1992 to 1998, Mr. Shmunis served as President and Chief Executive Officer of Ring Zero Systems, Inc., a desktop communications software provider founded by Mr. Shmunis and acquired by Motorola, Inc.  From 1982 to 1992, Mr. Shmunis held various software development and management roles with a number of Silicon Valley companies, including Convergent Technologies, Inc. and Ampex Corporation.  Mr. Shmunis holds a B.S. in Computer Science and an M.S. in Computer Science from San Francisco State University.

Our board of directors believes that Mr. Shmunis possesses specific attributes that qualify him to serve as a director, including the perspective and experience he brings as our CEO and his experience as an executive in the technology industry.  Our board of directors also believes that he brings historical knowledge, operational expertise and continuity to the board of directors.

Kenneth Goldman has served on our board of directors since June 2017.  Since March 2018, Mr. Goldman has served as President of Hillspire LLC, a wealth management services provider, where he also previously served as a contractor from September 2017 to March 2018.  From October 2012 to June 2017, Mr. Goldman served as the Chief Financial Officer of Yahoo! Inc., an Internet commerce website, where he was responsible for Yahoo’s global finance functions including financial planning and analysis, controllership, tax, treasury and investor relations.  From September 2007 to October 2012, Mr. Goldman was the Senior Vice President, Finance and Administration and Chief Financial Officer of Fortinet Inc., a provider of threat management technologies.  From November 2006 to August 2007, Mr. Goldman served as Executive Vice President and Chief Financial Officer of Dexterra, Inc., a mobile enterprise software company.  From August 2000 until March 2006, Mr. Goldman served as Senior Vice President of Finance and Administration and Chief Financial Officer of Siebel Systems, Inc., a supplier of customer software solutions and services.  Previously, Mr. Goldman has been the Chief Financial Officer of Sybase, Inc., an enterprise software and services company (acquired by SAP SE), Excite@Home, an internet access provider, Cypress Semiconductor Corporation, a semiconductor company, and VLSI Technology, Inc., an integrated circuit designer and manufacturer (acquired by Philips Electronics).  Mr. Goldman currently serves on the board of directors of NXP Semiconductor N.V., a global semiconductor manufacturer, TriNet Group, Inc., a human resources management company, GoPro, Inc., a technology company, and Zuora Inc., a subscription software company. He also serves as a board advisor of Apex Technology Acquisition Corporation and is the Trustee Emeritus of Cornell University.  From December 1999 to December 2003, Mr. Goldman served on the Financial Accounting Standards Board’s primary Advisory Council (“FASAC”).  Mr. Goldman was appointed in July 2018 to serve a three-year term on the Sustainability Accounting Standards Board, and previously served a three-year term on the Public Company Accounting Oversight Board’s Standing Advisory Group (“SAG”).  Mr. Goldman holds a B.S. in Electrical Engineering from Cornell University and an M.B.A. from Harvard Business School.

Our board of directors believes that Mr. Goldman is qualified to serve as a member of the board of directors based on his experience on the boards of directors of numerous companies, his extensive executive experience and his service as a member of FASAC and SAG.  He provides a high level of expertise and significant leadership experience in the areas of finance, accounting and audit oversight.

Michelle McKenna has served on our board of directors since March 2015.  Ms. McKenna has served as Senior Vice President and Chief Information Officer of the NFL, a professional sports league, since September 2012.  Prior to joining the NFL, from May 2011 to September 2012, Ms. McKenna served as Senior Vice President and Chief Information Officer at Constellation Energy, a provider of electricity, natural gas and sustainable solutions to residential and business customers.  From July 2010 to May 2011, Ms. McKenna served as President of Vision Interactive Media Group, a global digital interactive media solutions provider.  From May 2007 to June 2010, Ms. McKenna served as Senior Vice President and Chief Information Officer of Universal Orlando Resort.  Ms. McKenna has served on the board of directors of Quotient Technology Inc., a marketing technology company, since November 2017, and previously served on the board of directors of Comscore, a measurement and analytics company, from October 2017 to March 2019 and Insperity, Inc., a professional employer organization, from April 2015 to August 2017.  Ms. McKenna is a certified public accountant and holds a B.S. in Accounting from Auburn and an M.B.A. in from the Crummer Graduate School of Business at Rollins College in Winter Park Florida.

Our board of directors believes that Ms. McKenna possesses specific attributes that qualify her to serve as a director, including more than 15 years of global technology management and senior leadership, including substantial experience in technology strategy, and her professional experience in the areas of accounting and audit oversight.

Godfrey Sullivan has served on our board of directors since April 2019. Mr. Sullivan previously served as President and Chief Executive Officer of Splunk, Inc. from September 2008 to November 2015. Prior to this, Mr. Sullivan was with Hyperion Solutions Corporation, a performance management software company acquired by Oracle Corporation, where he served in various executive roles, most recently as President and Chief Executive Officer from October 2001 to April 2007, and as a member of the board of directors from July 2004 until April 2007. Mr. Sullivan has served as a member of the board of directors of CrowdStrike Holdings, Inc., a cybersecurity technology company, since November 2017, and previously served as a member of the board of directors of Splunk, Inc., an enterprise software company, from December 2011 to June 2019, including as chairman of the board of directors from December 2011 until March 2019, and Citrix Systems, Inc., an enterprise software company, from February 2005 to June 2018. Mr. Sullivan holds a B.B.A. in real estate and economics from Baylor University – Hankamer School of Business.

Our board of directors believes that Mr. Sullivan possesses specific attributes that qualify him to serve as a director, including his extensive experience as an executive and as a member of the board of directors of companies in the enterprise software industry.

Robert Theis has served on our board of directors since August 2011.  Mr. Theis has served as a General Partner of World Innovation Lab, a venture capital firm, since September 2016.  He was a Co-Founder and served as Managing Partner of Garnett Theis Capital, a venture capital firm, from October 2014 to September 2016.  He served as a managing director at Scale Venture Partners, a venture capital firm, from May 2008 to October 2014.  Prior to joining Scale Ventures, from July 2000 to April 2008, Mr. Theis served as a general partner with Doll Capital Management, a venture capital firm.  From July 1996 to June 2000, Mr. Theis served as executive vice president and served on the board of directors of New Era of Networks, Inc., a supplier of Internet infrastructure software and services.  From April 1986 to June 1996, Mr. Theis served as a Managing Director at Sun Microsystems, Inc., a provider of computers and computer components acquired by Oracle Corporation, and from January 1984 to March 1986, as Marketing Manager at Silicon Graphics, Inc., a provider of high-performance computing solutions.  Mr. Theis also serves on the board of directors at BirdEye, Inc., a provider of software for business reputation and customer experience.  Mr. Theis holds a B.A. in Economics from the University of Pittsburgh, Pennsylvania.

Our board of directors believes that Mr. Theis possesses specific attributes that qualify him to serve as a director, including his substantial experience as a venture capitalist investment professional and as a director of technology infrastructure and applications companies.

Allan Thygesen has served on our board of directors since October 2015.  Mr. Thygesen has served since February 2017 as President, Americas at Google Inc. (a subsidiary of Alphabet Inc.) and from September 2011 to February 2017 as Vice President, Global SMB Sales and Operations.  He is also a lecturer at the Stanford Graduate School of Business.  Before joining Google, Mr. Thygesen consulted to Google and other companies in 2010 and until September 2011 and previously co-founded an early stage venture firm and was a managing director and partner in the U.S. venture and growth funds of The Carlyle Group, where he led investments in startups in sectors including e-commerce, mobile advertising and imaging.  Earlier, Mr. Thygesen served as an executive in several public and private companies, including Wink Communications, Inc., an interactive television technology company, which he helped take public in 1999.  Mr. Thygesen has also served on the boards of directors of various private companies. Mr. Thygesen holds an M.Sc. in Economics from the University of Copenhagen and an MBA from Stanford University.

Our board of directors believes that Mr. Thygesen possesses specific attributes that qualify him to serve as a director, including his professional experience in the areas of advertising, scaling operations and market strategies.

Neil Williams has served on our board of directors since March 2012.  From January 2008 to February 2018, Mr. Williams served as Executive Vice President and Chief Financial Officer at Intuit Inc., a business and financial software company.  Prior to joining Intuit, from April 2001 to September 2007, Mr. Williams served as Executive Vice President of Visa U.S.A., Inc., a credit and debit card payment network, and from November 2004 to September 2007, he served as Chief Financial Officer.  During the same period, Mr. Williams held the dual role of Chief Financial Officer for Inovant LLC, Visa’s global IT organization.  Mr. Williams has served on the board of directors of Oportun Financial Corporation, a financial services provider, since November 2017 and previously served on the board of directors and as chair of the audit committee of Amyris, Inc., an integrated renewable products company, from May 2013 to March 2020.  Mr. Williams holds a B.A. in Business Administration from the University of Southern Mississippi and is a certified public accountant.

Our board of directors believes that Mr. Williams possesses specific attributes that qualify him to serve as a director, including his professional experience in the areas of finance, accounting and audit oversight.

If you are a record holder and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted FOR the election of Messrs. Shmunis, Williams, Theis, Thygesen, Goldman and Sullivan and Ms. McKenna.  RingCentral expects that Messrs. Shmunis, Williams, Theis, Thygesen, Goldman and Sullivan and Ms. McKenna will accept such nomination; however, in the event that a nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the board of directors to fill such vacancy.  If you wish to give specific instructions with respect to the voting of directors, you may do so by indicating your instructions on your proxy card or when you vote by telephone or over the Internet.  If you hold your shares in street name and you do not give voting instructions to your broker, your broker will leave your shares unvoted on this matter.

Vote Required

Directors are elected by a plurality vote of the shares present in person (including virtually) or represented by proxy at the meeting and entitled to vote on the election of directors at the Annual Meeting.  The seven nominees for director receiving the highest number of votes cast will be elected as directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
EACH OF THE NOMINEES NAMED ABOVE.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Director Independence

Under the rules of the New York Stock Exchange (“NYSE”), independent directors must comprise a majority of a listed company’s board of directors within a specified period of the completion of its initial public offering.  In addition, the rules of the NYSE require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent.  Under the rules of the NYSE, a director is independent only if our board of directors makes an affirmative determination that the director has no material relationship with us.

Our board of directors undertook a review of its composition, the composition of its committees and the independence of each director.  The determination of our board of directors was based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships.  In making this determination, our board of directors considered the relationships that each non-employee director has with us and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

With respect to Mr. Thygesen, our board of directors specifically considered that Mr. Thygesen is President, Americas at Google Inc. (though he is not an executive officer at Google Inc. or its parent company, Alphabet Inc.) and the terms and value of the search engine optimization/search engine marketing agreement we have with Google Inc. as well as the suite of Google apps and services that we license from Google Inc.  Our board of directors has concluded that our relationship with Google Inc. is not a material relationship that would impede the exercise of independent judgment by Mr. Thygesen.  Our board of directors has determined that all of the members of our board of directors, except our CEO, Mr. Shmunis, are “independent” as defined in the applicable NYSE rules and applicable rules and regulations of the SEC.

Leadership Structure

Mr. Shmunis currently serves as both Chairman of our board of directors and CEO.  Our board of directors believes that the current board leadership structure, coupled with a strong emphasis on board independence, provides effective independent oversight of management while allowing the board and management to benefit from Mr. Shmunis’ leadership, Company specific experience and years of experience as an executive in the technology industry.  Serving on our board of directors and as CEO since our founding in 1999, Mr. Shmunis is best positioned to identify strategic priorities, lead critical discussion and execute our strategy and business plans.  Mr. Shmunis possesses detailed in-depth knowledge of the issues, opportunities and challenges facing us.  Independent directors and management sometimes have different perspectives and roles in strategy development.  Our independent directors bring experience, oversight and expertise from outside of our Company, while the CEO brings Company specific experience and expertise.  The board of directors believes that Mr. Shmunis’ combined role enables strong leadership, creates clear accountability and enhances our ability to communicate our message and strategy clearly and consistently to stockholders.

Lead Independent Director

Our corporate governance guidelines provide that one of our independent directors should serve as a lead independent director at any time when the Chairman is not independent.  Because our CEO, Mr. Shmunis, is our Chairman, our board of directors appointed Mr. Theis to serve as our lead independent director.  Our lead independent director presided over periodic meetings of our independent directors, served as a liaison between our Chairman and the independent directors and performed such additional duties as our board of directors otherwise determined and delegated.

Board Meetings and Committees

During the year ended December 31, 2019, the board of directors held eight meetings (including regularly scheduled and special meetings), and acted by unanimous written consent six times.  No director attended fewer than 75% of the total number of meetings of the board of directors and the committees of which he or she was a member.  Although we do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we encourage but do not require our directors to attend.  Four of our directors attended our 2019 annual meeting.

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee.  Our board of directors may establish other committees from time to time.  The charters for each of our committees are available on our website at ir.ringcentral.com.

Audit Committee

Our audit committee oversees our accounting and financial reporting process and the audit of our financial statements and assists our board of directors in monitoring our financial systems and our legal and regulatory compliance.  Our audit committee is responsible for, among other things:

•	appointing, approving the compensation of, supervising, evaluating and assessing the independence of our independent registered public accounting firm;

•	pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•
reviewing annually a report by the independent registered public accounting firm regarding the independent registered public accounting firm’s internal quality control procedures and various issues relating thereto;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	coordinating the oversight and reviewing the adequacy of our internal control over financial reporting with both management and the independent registered public accounting firm;

•
establishing policies and procedures for the receipt and retention of accounting related complaints and concerns, including a confidential, anonymous mechanism for the submission of concerns by employees;

•
periodically reviewing legal compliance matters, including securities trading policies, periodically reviewing significant accounting and other financial risks or exposures to our Company and reviewing and, if appropriate, approving all transactions between our Company or its subsidiaries and any related party (as described in Item 404 of Regulation S-K);

•	periodically reviewing our code of business conduct and ethics;

•	establishing policies for the hiring of employees and former employees of the independent registered public accounting firm; and

•	reviewing the audit committee report required by SEC rules to be included in our annual proxy statement.

The audit committee has the power to investigate any matter brought to its attention within the scope of its duties and the authority to retain counsel and advisors to fulfill its responsibilities and duties.

Our audit committee is currently comprised of Kenneth Goldman, Michelle McKenna, Robert Theis and Neil Williams, who is the chairperson of the committee.  Our board of directors has designated Kenneth Goldman, Michelle McKenna, Robert Theis and Neil Williams as “audit committee financial experts,” as defined under the rules of the SEC implementing Section 407 of the Sarbanes Oxley Act of 2002.

Our board of directors has considered the independence and other characteristics of each member of our audit committee and has concluded that the composition of our audit committee meets the requirements for independence under the current requirements of the NYSE and SEC rules and regulations.  Audit committee members must satisfy additional independence criteria set forth under Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  In order to be considered independent for purposes of the Rule 10A-3, an audit committee member may not, other than in his or her capacity as a member of the audit committee, accept consulting, advisory or other fees from us or be an affiliated person of us.  Each of the members of our audit committee qualifies as an independent director pursuant to Rule 10A-3.

Our audit committee had five meetings in 2019 and did not act by unanimous written consent in 2019.

Compensation Committee

Our compensation committee oversees our compensation policies, plans and programs.  The compensation committee is responsible for, among other things:

•	reviewing and recommending policies, plans and programs relating to compensation and benefits of our directors, officers and employees;

•	annually reviewing and approving corporate goals and objectives relevant to compensation of our chief executive officer and other executive officers;

•
annually evaluating the performance of our chief executive officer in light of such corporate goals and objectives and recommending the compensation of our chief executive officer and our other executive officers to the board of directors for its approval;

•	administering our equity compensations plans for our employees and directors; and

•	reviewing for inclusion in our proxy statement the report of the compensation committee required by the SEC.

The compensation committee also has the power to investigate any matter brought to its attention within the scope of its duties and the authority to retain counsel and advisors to fulfill its responsibilities and duties.

Our compensation committee is currently comprised of Michelle McKenna, Allan Thygesen and Robert Theis, who is the chairperson of the committee.  Our board of directors has determined that each member of the compensation committee is an independent director for compensation committee purposes as that term is defined in the applicable rules of the NYSE, is a “non-employee director” within the meaning of Rule 16b-3(d)(3) promulgated under the Exchange Act.

Our compensation committee had six meetings in 2019 and acted by unanimous written consent four times in 2019.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee, or nominating committee, oversees and assists our board of directors in reviewing and recommending corporate governance policies and nominees for election to our board of directors and its committees.  The nominating committee is responsible for, among other things:

•
evaluating and making recommendations regarding the organization and governance of our board of directors and its committees and changes to our certificate of incorporation and bylaws and stockholder communications;

•	reviewing succession planning for our chief executive officer and other executive officers and evaluating potential successors;

•	assessing the performance of board members and making recommendations regarding committee and chair assignments and composition and size of our board of directors and its committees;

•	recommending desired qualifications for board and committee membership and conducting searches for potential members of our board of directors;

•	evaluating and making recommendations regarding the creation of additional committees or the change in mandate or dissolution of committees;

•	reviewing and making recommendations with regard to our corporate governance guidelines and compliance with laws and regulations; and

•	reviewing and approving conflicts of interest of our directors and corporate officers, other than related party transactions reviewed by the audit committee.

The nominating committee also has the power to investigate any matter brought to its attention within the scope of its duties.  It also has the authority to retain counsel and advisors to fulfill its responsibilities and duties.

Our nominating committee is currently comprised of Michelle McKenna, Robert Theis and Kenneth Goldman, who is the chairperson of the committee.  Each of the nominating committee members is an independent director for nominating committee purposes as that term is defined in the applicable rules of the NYSE.

Our nominating committee had three meetings in 2019 and did not act by unanimous written consent in 2019.

Considerations in Evaluating Director Nominees

The nominating committee uses a variety of methods for identifying and evaluating director nominees.  In its evaluation of director candidates, the nominating committee will consider the current size and composition of the board of directors and the needs of the board of directors and the respective committees of the board of directors.  Some of the qualifications that the nominating committee considers include, without limitation, issues of character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest and other commitments.  The nominating committee requires the following minimum qualifications to be satisfied by any nominee for a position on our board of directors, (1) the highest personal and professional ethics and integrity, (2) proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment, (3) skills that are complementary to those of the existing members of our board of directors, (4) the ability to assist and support management and make significant contributions to the Company’s success, and (5) an understanding of the fiduciary responsibilities that are required of a member of our board of directors, and the commitment of time and energy necessary to diligently carry out those responsibilities.  Other than the foregoing, there are no stated minimum criteria for director nominees, although the nominating committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests.  The nominating committee may also take such measures that it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the nominating committee, the board of directors or management.

Although the board of directors does not maintain a specific policy with respect to board diversity, the board of directors believes that the board should be a diverse body, and the nominating committee considers a broad range of backgrounds and experiences.  In making determinations regarding nominations of directors, the nominating committee may take into account the benefits of diverse viewpoints.  The nominating committee also considers these and other factors as it oversees the annual board of director and committee evaluations.  After completing its review and evaluation of director candidates, the nominating committee recommends to the full board of directors the director nominees for selection.

Stockholder Recommendations for Nominations to the Board of Directors

The nominating committee will consider candidates for director recommended by stockholders holding at least one percent (1%) of the fully diluted capitalization of the Company continuously for at least twelve (12) months prior to the date of the submission of the recommendation, so long as such recommendations comply with the certificate of incorporation and bylaws of our Company and applicable laws, rules and regulations, including those promulgated by the SEC.  The committee will evaluate such recommendations in accordance with its charter, our bylaws, our policies and procedures for director candidates, as well as the regular nominee criteria described above.  This process is designed to ensure that the board of directors includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business.  Eligible stockholders wishing to recommend a candidate for nomination should contact our General Counsel or our Legal Department in writing.  Such recommendations must include the information about the candidate, relevant qualifications, a signed letter from the candidate confirming willingness to serve, a statement of support by the recommending stockholder, information regarding any relationships between the candidate and the Company and evidence of the recommending stockholder’s ownership of Company stock.  The committee has discretion to decide which individuals to recommend for nomination as directors.

A stockholder of record can nominate a candidate directly for election to the board of directors by complying with the procedures in Section 2.4 of our bylaws.  Any eligible stockholder who wishes to submit a nomination should review the requirements in the bylaws on nominations by stockholders.  Any nomination should be sent in writing to the Company, attention of the Secretary, General Counsel or the Legal Department, at RingCentral, Inc., 20 Davis Drive, Belmont, California 94002.  Notice must be received by us no earlier than February 12, 2021 and no later than 5:00 p.m. Pacific Time on March 15, 2021 for our 2021 annual meeting.  The notice must state the information required by Section 2.4(ii)(b) of our bylaws and otherwise must comply with applicable federal and state law.  The Secretary of the Company will provide a copy of our bylaws upon request in writing from a stockholder.

Communications with the Board of Directors

Stockholders and other interested parties wishing to communicate with our board of directors or with an individual member or members of our board of directors may do so by writing to our board of directors or to the particular member or members of our board of directors, and mailing the correspondence to our General Counsel at RingCentral, Inc., 20 Davis Drive, Belmont, California 94002, Attn: General Counsel.  Each communication should set forth (i) the name and address of the stockholder, as it appears on our books, and if the shares of our common stock are held by a nominee, the name and address of the beneficial owner of such shares, and (ii) the number of shares of our common stock that are owned of record by the record holder and beneficially by the beneficial owner.

Our General Counsel, in consultation with appropriate members of our board of directors as necessary, will review all incoming communications and, if appropriate, all such communications will be forwarded to the appropriate member or members of our board of directors, or if none is specified, to the Chairman of our board of directors.  This procedure does not apply to stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act, as amended.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

We have adopted Corporate Governance Guidelines that address items such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general.  In addition, we have adopted a Code of Business Conduct and Ethics that is applicable to all of our employees, officers and directors, including our chief executive and senior financial officers.  The Corporate Governance Guidelines and Code of Business Conduct and Ethics are available on our website at ir.ringcentral.com.  We expect that any amendment to the code, or any waivers of its requirements, will be disclosed on our website.  The inclusion of our website in this prospectus does not include or incorporate by reference the information on our website into this prospectus.

Risk Management

Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance, and reputational.  We have designed and implemented processes to manage risk in our operations.  Management is responsible for the day-to-day management of risks the Company faces, while our board of directors, as a whole and assisted by its committees, has responsibility for the oversight of risk management.  In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are appropriate and functioning as designed.

Our board of directors believes that open communication between management and the board of directors is essential for effective risk management and oversight.  Our board of directors meets with members of the senior management team at regular board meetings, where, among other topics, they discuss strategy and risks facing the Company.

While our board of directors is ultimately responsible for risk oversight, our board committees assist the board of directors in fulfilling its oversight responsibilities in certain areas of risk.  The risk management committee assists our board of directors in fulfilling its responsibilities for overseeing our risk management framework and activities, including the review of major risk areas including compliance, credit, data privacy, financial, legal, market, operational, property, regulatory, reputational, security (including cybersecurity), strategic, technology and any other risk areas deemed appropriate for review, as well as the steps taken to monitor and control those exposures, with particular responsibility for overseeing designated areas of risk that are not the primary responsibility of another committee of our board of directors or retained by our board of directors for its direct oversight.  The audit committee assists our board of directors in fulfilling its oversight responsibilities with respect to risk management in the areas of significant accounting and other financial risk exposure, and discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management.  The audit committee also reviews management’s assessment of the key risks facing us, including the key controls it relies on to mitigate those risks.  The audit committee also monitors certain key risks at each of its regularly scheduled meetings, such as risk associated with internal control over financial reporting and liquidity risk.  The nominating committee assists our board of directors in fulfilling its oversight responsibilities with respect to the management of risk associated with board organization, membership and structure, and corporate governance.  The compensation committee assesses risks created by the incentives inherent in our compensation philosophy and practices. Finally, the full board of directors reviews strategic and operational risk in the context of reports from the management team, receives reports on all significant committee activities at each regular meeting, and evaluates the risks inherent in significant transactions.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is an officer or employee of our Company.  None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Non-Employee Director Compensation

Our board of directors has approved a compensation program for non-employee directors to attract, retain and reward its qualified directors and align the financial interests of the non-employee directors with those of our stockholders.

The compensation committee has the primary responsibility for reviewing and approving the compensation paid to non-employee directors.  The compensation committee reviews at least annually the type and form of compensation paid to our non-employee directors, which includes a market assessment and analysis by our independent compensation consulting firm, Compensia, Inc. (“Compensia”) regarding practices at comparable companies.  As part of this analysis, Compensia reviews non-employee director compensation trends and data from companies comprising the same executive compensation peer group used by the compensation committee in connection with its review of executive compensation.  Based on this review, the compensation committee has made adjustments to the non-employee director compensation program, most recently in March 2020, in an effort to provide competitive compensation opportunities for our non-employee directors.

Pursuant to this compensation program, each non-employee director receives cash and equity compensation for board services as described below.  In addition, we reimburse our non-employee directors for expenses incurred in connection with attending board and committee meetings as well as continuing director education.

Cash Compensation

Our non-employee directors are entitled to receive the following cash compensation for their services:

•	$45,000 per year for service as a board member;

•	$20,000 (or before the adjustment in March 2020, $15,000) per year for service as lead director;

•	$25,000 per year for service as chair of the audit committee;

•	$20,000 per year for service as chair of the compensation committee;

•	$10,000 per year for service as chair of the nominating committee;

•	$12,500 (or before the adjustment in March 2020, $10,000) per year for service as member of the audit committee;

•	$10,000 (or before the adjustment in March 2020, $8,000) per year for service as member of the compensation committee; and

•	$5,000 per year for service as member of the nominating committee.

All cash payments to non-employee directors are paid quarterly in arrears.

Equity Compensation

Our non-employee directors are entitled to receive the following equity compensation:

On the first trading day on or after June 1 of each year, each non-employee director will be granted an award of restricted stock units (“RSUs”) having an award value (as determined based on the fair value of the award on the date of grant) of $260,000 (or before the adjustment in March 2020, $245,000), which award will vest in full on the date that is the earlier of: (x) the next annual meeting of stockholders and (y) the one year from the date of grant, subject to the non-employee director continuing to be a service provider through such vesting date.

In addition, each person who becomes a non-employee director will receive an award of RSUs having an award value (as determined based on the fair value of the award on the date of grant) equal to (i) $260,000 (or before the adjustment in March 2020, $245,000) multiplied by (ii) a fraction, the numerator of which is the number of months between the date the non-employee director becomes a member of the board and the first trading day on or after June 1 following such date and the denominator of which is 12.  The date of grant for this award will be the date the non-employee director joins the board, or, if such date occurs during a Company blackout period, the fifth trading day following the expiration of such Company blackout period and any special blackout period in effect, subject to the director remaining on the board through the grant date.  This grant will vest in full on the date that is one year from the date of grant, subject to the non-employee director continuing to be a service provider through such vesting date.

In the event of a change in control, 100% of the non-employee director’s outstanding and unvested equity awards will immediately vest and, if applicable, become exercisable.  In no event will an award granted under the policy be greater than the non-employee director limits set forth in our 2013 Equity Incentive Plan (the “2013 Plan”).

The following table shows, for the fiscal year ended December 31, 2019, certain information with respect to the compensation of all of our non-employee directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Kenneth Goldman (2)	63,244	244,902	308,146
Michelle McKenna (3)	67,256	244,902	312,158
Godfrey Sullivan (4)	33,750	285,768	319,518
Allan Thygesen (5)	51,750	244,902	296,652
Robert Theis (6)	93,750	244,902	338,652
Neil Williams (7)	68,750	244,902	313,652

(1)
The amounts listed in the “Stock Awards” column represent the aggregate fair market value of RSUs granted in the fiscal year ended December 31, 2019 and calculated in accordance with FASB ASC Topic 718 (“ASC Topic 718”).  See Note 11 to the Notes to our Consolidated Financial Statements for a discussion of assumptions made in determining the grant date fair market value, included as Item 8 to our annual report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 26, 2020.

(2)
As of December 31, 2019, Mr. Goldman held 2,143 RSUs, of which 2,143 shares of our Class A common stock underlying the RSUs vest on the earlier of (a) the date of the Annual Meeting or (b) June 3, 2020, subject to his continued service with us.

(3)
As of December 31, 2019, Ms. McKenna held 2,143 RSUs, of which 2,143 shares of our Class A common stock underlying the RSUs vest on the earlier of (a) the date of the Annual Meeting or (b) June 3, 2020, subject to her continued service with us.

(4)
As of December 31, 2019, Mr. Sullivan held 2,471 RSUs, of which 328 shares of our Class A common stock underlying the RSUs vest on May 16, 2020 and 2,143 shares of our Class A common stock underlying the RSUs vest on the earlier of (a) the date of the Annual Meeting or (b) June 3, 2020, subject to his continued service with us.

(5)
As of December 31, 2019, Mr. Thygesen held 2,143 RSUs, of which 2,143 shares of our Class A common stock underlying the RSUs vest on the earlier of (a) the date of the Annual Meeting or (b) June 3, 2020, subject to his continued service with us.

(6)
As of December 31, 2019, Mr. Theis held 2,143 RSUs, of which 2,143 shares of our Class A common stock underlying the RSUs vest on the earlier of (a) the date of the Annual Meeting or (b) June 3, 2020, subject to his continued service with us.

(7)
As of December 31, 2019, Mr. Williams held (i) an option to purchase 38,209 shares of our Class A common stock at an exercise price of $12.30 per share, which was fully vested as of December 31, 2019, (ii) an option to purchase 6,730 shares of our Class A common stock at an exercise price of $13.00 per share, which was fully vested as of December 31, 2019, (iii) an early exercise option to purchase 30,000 shares of our Class B common stock at an exercise price of $2.73 per share, which was fully vested as of December 31, 2019, and (iv) 2,143 RSUs, of which 2,143 shares of our Class A common stock underlying the RSUs vest on the earlier of (a) the date of the Annual Meeting or (b) June 3, 2020, subject to his continued service with us.  44,939 shares of our Class A common stock and 30,000 shares of our Class B common stock subject to Mr. Williams’ options were vested as of December 31, 2019.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the board of directors has appointed KPMG LLP (“KPMG”), independent registered public accountants, to audit our financial statements for the year ending December 31, 2020.  During the year ended December 31, 2019, KPMG served as our independent registered public accounting firm.

Notwithstanding its selection and even if our stockholders ratify the selection, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the audit committee believes that such a change would be in the best interests of RingCentral and its stockholders.  At the Annual Meeting, the stockholders are being asked to ratify the appointment of KPMG as our independent registered public accounting firm for the year ending December 31, 2020.  Our audit committee is submitting the selection of KPMG to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance.  Representatives of KPMG will be present at the Annual Meeting, and they will have an opportunity to make statements and will be available to respond to appropriate questions from stockholders.

If the stockholders do not ratify the appointment of KPMG, the board of directors may reconsider the appointment.

Professional Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional audit services and other services rendered to our Company by KPMG for the years ended December 31, 2018 and 2019.

	2018	2019
Audit Fees (1)	$2,794,262	$3,203,108
Audit Related Fees (2)	$305,000	$75,000
All Other Fees (3)	$3,008	$1,780
Total Fees	$3,102,270	$3,279,888

(1)
“Audit Fees” consist of professional services rendered in connection with the audit of our annual financial statements, including audited financial statements, an audit of the effectiveness of our internal control over financial reporting, the review of our quarterly financial statements presented in our quarterly report on Form 10-Q, and services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements for those fiscal years, including statutory audits of RingCentral CH GmbH and RingCentral France SAS, our wholly owned subsidiaries in Switzerland and France, respectively.

(2)	“Audit Related Fees” consist of professional services provided in connection with acquisitions and strategic investments made in 2018 and 2019.
(3)	“All Other Fees” consist of an annual license fee for an accounting database subscription.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Consistent with requirements of the SEC and the Public Company Accounting Oversight Board (the “PCAOB”) regarding auditor independence, our audit committee is responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm.  In recognition of this responsibility, our audit committee has established a policy for the pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm.  These services may include audit services, audit-related services, tax services and other services.

All services were pre-approved by our audit committee, which concluded that the provision of such services by KPMG, was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.  The audit committee’s pre-approval policy provides for the pre-approval of audit, audit-related and tax services specifically described by the audit committee on an annual basis, and unless a type of service is pre-approved under the policy, it will require separate pre-approval by the Audit Committee if it is to be provided by the independent registered public accounting firm.  The policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP

PROPOSAL THREE

ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“the Dodd-Frank Act”) enables stockholders to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed pursuant to Section 14A of the Exchange Act.  This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole.  This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement.

The Say-on-Pay vote is advisory, and therefore is not binding on us, the compensation committee or our board of directors.  The Say-on-Pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which the compensation committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond.  Our board of directors and our compensation committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will endeavor to communicate with stockholders to better understand the concerns that influenced the vote, consider our stockholders’ concerns and the compensation committee will evaluate whether any actions are necessary to address those concerns.

We believe that the information provided in the “Executive Compensation” section of this proxy statement, and in particular the information discussed in “Executive Compensation—Compensation Discussion and Analysis—Compensation Philosophy and Objectives” beginning on page 28 below, demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation.  Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to the named executive officers, as disclosed in the proxy statement for the 2019 Annual Meeting pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, compensation tables and narrative discussion, and other related disclosure.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE APPROVAL, ON AN ADVISORY BASIS, OF THE EXECUTIVE COMPENSATION
AS DESCRIBED IN THIS PROXY STATEMENT.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee shall not be deemed to be “soliciting material” and should not be deemed “filed” and shall not be deemed to be incorporated by reference in future filings with the SEC, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.

The audit committee is a committee of the board of directors comprised solely of independent directors as required by the listing standards of the New York Stock Exchange and rules of the SEC.  The audit committee operates under a written charter approved by the board of directors, which is available on the Investor Relations portion of our web site at ir.ringcentral.com.  The composition of the audit committee, the attributes of its members and the responsibilities of the audit committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees.  The audit committee reviews and assesses the adequacy of its charter and the audit committee’s performance on an annual basis.

With respect to the Company’s financial reporting process, the management of the Company is responsible for (1) establishing and maintaining internal controls and (2) preparing the Company’s consolidated financial statements.  Our independent registered public accounting firm, KPMG, is responsible for auditing these financial statements and for auditing RingCentral’s internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon.  It is the responsibility of the audit committee to oversee these activities.  It is not the responsibility of the audit committee to prepare or certify our financial statements or guarantee the audits or reports of the independent auditors.  These are the fundamental responsibilities of management and our independent registered public accounting firm.  In the performance of its oversight function, the audit committee has:

•	reviewed and discussed the audited financial statements with management and KPMG;

•	discussed with KPMG the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board and the SEC; and

•
received the written communications from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and discussed with KPMG its independence.

Based on the audit committee’s review and discussions with management and KPMG, the audit committee recommended to the board of directors that the Company’s audited financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 26, 2020.

Respectfully submitted by the members of the audit committee of the board of directors:

Neil Williams (Chair)
Kenneth Goldman
Michelle McKenna
Robert Theis

EXECUTIVE OFFICERS

The following table sets forth the names, ages and positions of our executive officers as of March 31, 2020:

Name	Age	Position
Vladimir Shmunis	59	Chief Executive Officer and Chairman
Anand Eswaran	46	President and Chief Operating Officer
Mitesh Dhruv	42	Chief Financial Officer
John Marlow	51	Chief Administrative Officer, Senior Vice President, Corporate Development, General Counsel and Secretary
Praful Shah	64	Chief Strategy Officer

Vladimir Shmunis is one of our co-founders and has served as our CEO and Chairman since our inception in 1999.  Prior to RingCentral, from 1992 to 1998, Mr. Shmunis served as President and Chief Executive Officer of Ring Zero Systems, Inc., a desktop communications software provider founded by Mr. Shmunis and acquired by Motorola, Inc.  From 1982 to 1992, Mr. Shmunis held various software development and management roles with a number of Silicon Valley companies, including Convergent Technologies, Inc. and Ampex Corporation.  Mr. Shmunis holds a B.S. in Computer Science and an M.S. in Computer Science from San Francisco State University.

Anand Eswaran has served as our President and Chief Operating Officer since January 2020. Prior to joining us, he served as Corporate Vice President, Microsoft Enterprise at Microsoft Corporation, a multinational technology company, from May 2018 to May 2019, and previously as Corporate Vice President: Customer Success, Digital & Industry Solutions, Global Services & Support, from January 2015 to May 2018. From January 2012 to December 2014, Mr. Eswaran served as Executive Vice President, Global Services at SAP, a multinational software company. From February 2007 to January 2012, he served as Vice President, HP Software Global Services at The Hewlett-Packard Company, a multinational information technology company. Since January 2007, Mr. Eswaran has served as a Founding Advisory Board Member of Technology Services Industry Association, a technology research and advisory firm. Mr. Eswaran holds a B.S. in Computer Science from the University of Mumbai, India and an M.S. in Computer Science from the University of Missouri.

Mitesh Dhruv has served as our Chief Financial Officer since May 2017.  Prior to joining us, Mr. Dhruv served as Senior Vice President, Finance and Strategy from October 2015 to May 2017, as Vice President, Finance and Corporate Controller from September 2014 to October 2015 and as Vice President, Finance from April 2012 to September 2014.  Mr. Dhruv also previously worked at Bank of America-Merrill Lynch from December 2005 to March 2012 as an equity analyst, covering software and cloud companies.  Prior to that, Mr. Dhruv worked in various accounting firms from February 2000 to December 2005, including PricewaterhouseCoopers, and has more than 15 years of experience in accounting and finance.  Mr. Dhruv is a Chartered Accountant and a CFA Charterholder and holds an undergraduate degree in Accounting from the University of Mumbai, India.

John Marlow has served as our Chief Administrative Officer since February 2017, as our Senior Vice President, Corporate Development since June 2013 and as our General Counsel and Secretary since April 2009, and also served as our Managing Director—EMEA from January 2015 to June 2016.  He was appointed as Vice President of Corporate Development in November 2008.  Mr. Marlow also served on our board of directors from August 2005 until August 2011.  In addition, Mr. Marlow serves as the Director of Business and Legal Affairs at BrainSonix Corporation, a private medical device company.  Mr. Marlow holds a B.A. in Sociology from Colgate University and a J.D. from the University of California, Berkeley, Boalt Hall School of Law.

Praful Shah has served as our Chief Strategy Officer since January 2017 and served as our Senior Vice President and Vice President, Strategy from April 2008 to January 2017.  Prior to joining us, from July 2007 to March 2008, Mr. Shah was engaged in reviewing and investing in YouWeb, LLC, an early stage technology incubator.  From 1997 to June 2007, Mr. Shah served in various roles at WebEx Communications, Inc., a provider of cloud collaboration services.  He was most recently WebEx’s Vice President, Strategic Communications, and before that he served as Vice President of Online Products, Vice President of Strategic Marketing, Vice President of Business Development and Vice President of Marketing.  Prior to WebEx, from 1995 to 1997, Mr. Shah served at Oracle Corporation as Senior Director of Marketing for Oracle’s Internet Products and Database Products Divisions.  Mr. Shah holds a bachelor’s degree in Electronics and Communications Engineering from Manipal Institute of Technology in India, and an M.S. in Computer Science from Pennsylvania State University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides an overview of our executive compensation philosophy, the material principles governing executive compensation policies and decisions, and the material elements of compensation awarded to, earned by or paid to our named executive officers.  In addition, we explain how and why the independent compensation committee determines the specific compensation elements that comprised the 2019 executive compensation program.

Our named executive officers for fiscal 2019 were:

•	Vladimir Shmunis, Chief Executive Officer (“CEO”);

•	Mitesh Dhruv, Chief Financial Officer (“CFO”);

•	John Marlow, Chief Administrative Officer, Senior Vice President, Corporate Development, General Counsel and Secretary (“CAO”);

•	Praful Shah, Chief Strategy Officer; and

•	David Sipes, former Chief Operating Officer (“COO”).

On January 12, 2020, Mr. Sipes resigned from his position as our COO effective as of January 13, 2020. Mr. Sipes is expected to remain employed in a non-executive role until the end of the second fiscal quarter of 2020 in order to, among other things, assist in the transition of his responsibilities.

The information in this Compensation Discussion and Analysis provides perspective and narrative analysis relating to, and should be read along with, the executive compensation tables.

2019 Executive Compensation Highlights

Consistent with our compensation philosophy and objectives, the compensation committee took the following actions with respect to the compensation of our named executive officers for 2019:

•	Base Salary—Increased base salary amounts for all our named executive officers to reflect competitive market conditions described in the “Base Salary” section below;

•
Non-Equity Incentive Plan Compensation—Approved a bonus plan for our named executive officers that paid out only if we achieved quarterly revenue and Non-GAAP operating margin goals that were set to be aggressive and achievable with strong leadership from our executive team described in the “Annual Incentive Compensation” section below.  Quarterly payouts under the plan were made in the form of fully vested RSUs each quarter in order to conserve cash resources and further align the interests of our stockholders and our executive officers, described in the “Annual Incentive Compensation” section below;

•
Annual Equity Compensation—Granted RSUs as part of our annual compensation in an effort to retain our named executive officers, provide incentives for them to continue to grow our business and enhance the link between their interests and the interests of our stockholders described in the “Equity Compensation” section below; and

•
Special Equity Compensation—Granted a special equity award of 6,095 RSUs to our CEO in April 2019 in lieu of payment of $645,200 of his base salary for the period April 1, 2019 through March 31, 2020; and granted a special equity award of 110,000 RSUs to our CFO after reviewing the competitive market data for chief financial officers to recognize his outstanding past and expected future contributions and provide incentives for him to remain with us.

Compensation Philosophy and Objectives

The overall objective of our executive compensation program is to tie executive compensation to the performance of our Company.  Our executive compensation is designed with a mix of short-term and long-term components, cash and equity elements and fixed and contingent payments in proportions that we believe provide appropriate incentives to retain and motivate our named executive officers, and other senior executives and management team and help to achieve success in our business.

Our future success depends, in part, on our ability to continue to attract and retain highly skilled personnel.  Our executive compensation program seeks to achieve this objective by ensuring that we can:

•	Reward talented executives, who possess the proven experience, knowledge, skills, and leadership criteria;

•	Motivate our executive officers by giving them a stake in our growth and prosperity and encouraging the continuance of their services with us; and

•	Align the interests of stockholders and named executive officers without creating an incentive for inappropriate risk-taking.

Based on this philosophy, we have designed our executive compensation program to encourage the achievement of strong overall financial results, particularly revenue growth and Non-GAAP operating margin.

Executive Compensation Policies and Practices

We endeavor to maintain compensation policies and practices that are consistent with sound governance standards.  We believe it is important to provide competitive compensation packages and a high-quality work environment in order to hire, retain and motivate key personnel.  Our compensation committee evaluates our executive compensation program on an ongoing basis to ensure that it is consistent with our short-term and long-term goals given the nature of the market in which we compete for key personnel.  The following policies and practices were in effect during 2019:

•
Independent Compensation Committee.  Our compensation committee is comprised solely of independent directors who have established effective means for communicating with each other and with stockholders, and implementing their executive compensation ideas, as well as addressing concerns;

•
Compensation Consultant.  Our compensation committee engaged its own compensation consultant, Compensia, to assist with its 2019 compensation reviews. Compensia performed no other consulting or other services for us;

•
Annual Executive Compensation Review.  Our compensation committee conducts an annual review and approval of our compensation strategy, including a review of our compensation peer group used for comparative purposes;

•
Performance-Based Compensation.  Our executive compensation program is designed so that a significant portion of compensation is performance-based, and therefore “at risk,” dependent upon corporate performance, as well as equity-based to align the interests of our executive officers with our stockholders.  The overall performance and contribution of the executive is also considered in determining each individual’s compensation;

•
Minimal Perquisites and Special Benefits.  The members of our executive team are eligible to participate in broad-based Company-sponsored retirement, health and welfare benefits programs on the same basis as our other full-time, salaried employees.  At this time, we do not provide any perquisites or other personal benefits to the members of our executive team;

•
No “Golden Parachute” Tax Reimbursements.  We do not provide any tax reimbursement payments (including “gross-ups”) on any tax liability that our executive officers might owe as a result of the application of Sections 280G or 4999 of the Internal Revenue Code (the “Code”);

•
No Hedging and Pledging.  Our Insider Trading Policy prohibits our employees, including our executive officers and the members of our board of directors, from hedging any Company securities and from pledging any Company securities as collateral for a loan;

•
No “Single-Trigger” Change-in-Control Arrangements; “Double-Trigger” Change-in-Control Arrangements.  There are no payments and benefits that are payable solely as a result of a change-in-control in the Company.  All change-in-control payments and benefits are based on a “double-trigger” arrangement (that is, they require both a change-in-control of our Company plus an involuntary termination of employment before payments and benefits are paid); and

•
Stockholder Advisory Votes on Named Executive Officer Compensation.  Our stockholders have an opportunity to cast an advisory vote to (i) approve our named executive officers’ compensation and (ii) approve the frequency of the vote to approve the named executive officers’ compensation.  Our stockholders have voted in favor of annual advisory votes on the named executive officers’ compensation.  At the 2019 annual meeting, approximately 93% of the votes cast voted to approve our named executive officers’ compensation.  We believe that the results of this vote affirm our stockholders’ support of our approach to executive compensation, and therefore we have not made any significant changes to our executive compensation program.  We will consider the results from this year’s and future years’ stockholder advisory votes on named executive officer compensation when making decisions about our executive compensation program.  No changes in the overall structure of the programs were made in 2019.

Compensation-Setting Process

Compensation Committee

Each year, our compensation committee conducts a review of our executive compensation program and related policies and practices.  At the beginning of each year, the compensation committee assesses the prior year performance and establishes bonus targets and metrics for the current year and annual equity award grants for our named executive officers.  In addition, the compensation committee reviews and determines the base salary of our named executive officers.  In determining the compensation of the members of our executive team, including our named executive officers, for 2019, our compensation committee reviewed the compensation arrangements, including base salary, target bonus and equity compensation, of our executive officers and considered an analysis of competitive market data presented by the compensation committee’s advisor, Compensia, a national compensation consulting firm that provides executive compensation advisory services, as well as our overall strategic business plan.  Market data was used primarily as a reference point for measuring the competitive marketplace, and was one factor among others, used by the compensation committee in determining executive compensation.  Other factors the compensation committee considers in making its executive compensation decisions include: input from our CEO and CAO (except regarding their own compensation), past individual performance and expected future performance, vesting status and value of existing equity awards, and internal pay equity based on the impact of business and performance.

Role of Management

In carrying out its responsibilities, the compensation committee works with members of our management, including our CEO and CAO.  Typically, the CEO and CAO assist the compensation committee in developing the annual bonus plans based on metrics that contain attainable target levels that are achievable through the commitment and leadership of our executive officers.  Our CEO provides recommendations on compensation matters for our employees in general and all of his direct reports, including our executive officers.  The CEO, CAO and CFO usually attend compensation committee meetings.  Our CEO, CAO and CFO do not participate in discussions or decisions regarding their own compensation and are not present when their own compensation is determined.

Role of Compensation Consultant

Compensia has been engaged by and serves as the compensation committee’s compensation consultant.  Compensia reviews the compensation arrangements of the members of our executive team and generally assists the compensation committee in analyzing executive officer and employee compensation, and the compensation of non-employee members of our Board.  Compensia provides support for the compensation committee by attending meetings of the compensation committee, providing recommendations regarding the composition of our compensation peer group, analyzing compensation data and formulating recommendations for executive and non-employee director compensation.  Our compensation committee also works directly with Compensia from time to time to obtain additional information or clarity regarding data provided by Compensia, and also requests specific analyses to assist the compensation committee in the design and structure of our executive and non-employee director compensation programs.

The compensation committee has determined that the work of Compensia does not give rise to any “conflict of interest” in accordance with Item 407(e)(3)(iv) of Regulation S-K and the listing standards of the NYSE.

Competitive Positioning

In setting executive compensation, our compensation committee uses publicly-available data on the compensation policies and practices of comparable publicly-traded companies as a reference to understand the competitive market for executive talent.  With respect to decisions regarding the 2019 compensation of the members of our executive team, including the named executive officers, that were made on or before November 2019, our compensation committee reviewed an analysis prepared by Compensia of competitive market data derived from a group of public software companies within a specific selection criteria, which included, but was not limited to, revenue between approximately $300 million and $1.5 billion for the trailing four quarters available as of September 17, 2018 and 30-day average market capitalizations of between approximately $2.1 billion and $17.0 billion as of September 17, 2018, and the companies in the following compensation peer group (which was approved by our compensation committee in November 2018):

DocuSign	Nutanix	Tableau Software
Dropbox	Okta	The Ultimate Software Group
Guidewire Software	Paycom Software	Twilio
Hubspot	Proofpoint	Veeva Systems
LogMeIn	Splunk	Zendesk
New Relic

With respect to decisions regarding the 2019 compensation of the members of our executive team, including the named executive officers, that were made after November 2019, our compensation committee reviewed an analysis prepared by Compensia of competitive market data derived from a group of public software companies within a specific selection criteria, which included, but was not limited to, revenue between approximately $450 million and $14.7 billion for the trailing four quarters available as of November 1, 2019 and 30-day average market capitalizations of between approximately $11.8 billion and $139.5 billion as of November 1, 2019, and the companies in the following compensation peer group (which was approved by our compensation committee in November 2019):

Adobe	ServiceNow	Twilio
DocuSign	Shopify	Veeva Systems
Okta	Slack Technologies	Workday
Paycom Software	Splunk	Zoom Video Communications
Salesforce

In selecting the companies that comprised the compensation peer group, the compensation committee focused primarily on public companies in the same or similar country or countries of operation, industry group and financial comparability, which include revenue and market capitalization.  The companies that comprise the peer group are our competitors in the labor and capital markets and have similar growth and performance potential.

This competitive market data was used as a reference in the course of our compensation committee’s review and evaluation of our executive compensation program and decisions regarding executive compensation in 2019.  The competitive market data is useful to understand market practice and to provide a general context for its decisions.  The compensation committee determines the nature and the extent of the use of market data, which varies by executive.  Actual compensation is based on individual performance, experience, responsibilities and other criteria selected by our compensation committee.  While the compensation committee does not target any component of our executive compensation program to a particular level versus the competitive market, our compensation committee generally refers to a range of the 50th to the 75th market percentile when making its executive compensation decisions.  The competitive market data was not used to benchmark the compensation for our named executive officers.

Compensation Overview

Our executive compensation program for 2019 consisted of the following principal compensation elements:

•	Base salary;

•	Annual incentive compensation in the form of fully vested RSUs each quarter; and

•	Long-term incentive compensation in the form of annual grants of time-based RSUs and special equity awards to our CEO and CFO.

We are committed to providing appropriate cash and equity incentives to compensate our named executive officers in a manner that our compensation committee determines is reasonable and appropriate to motivate and retain key talent.

Base Salary

Base salary is a customary, fixed element of compensation intended to attract and retain our named executive officers and compensate them for their day-to-day efforts.  The compensation committee reviews base salary every year, as well as at the time of a promotion or other change in responsibilities, and considers each executive officer’s performance, prior base salary level, the competitive market data, breadth of role, and the other factors described in the “Compensation Setting Process—compensation committee” section above.  The compensation committee does not target base pay at any particular level versus the competitive market data.  In 2019, Messrs. Shmunis, Dhruv, Sipes and Shah received adjustments to base salary to (i) reflect changes to the competitive market and (ii) retain our named executive officers to grow and expand our business.  Mr. Dhruv received a more meaningful increase to his base salary to recognize his continued transition into the CFO role and in light of the increase in chief financial officer base salary among our compensation peer group. The base salary changes were effective on April 1, 2019 for all named executive officers.

The following table sets forth the 2019 base salary for each of our named executive officers as compared with his 2018 base salary.

Name	2019 Base Salary	2018 Base Salary	Percent Increase
Vladimir Shmunis	$650,000(1)	$550,000	18%
Mitesh Dhruv	$500,000	$400,000	25%
John Marlow	$375,000	$375,000	0%
Praful Shah	$385,000	$343,000	12%
David Sipes	$420,000	$400,000	5%

(1)	Mr. Shmunis received an award of 6,095 RSUs in lieu of payment in cash of $645,200 of his salary for the period from April 1, 2019 through March 31, 2020.

The actual base salaries paid to our named executive officers during 2019 are set forth in the 2019 Summary Compensation Table below.

Annual Incentive Compensation

The compensation committee establishes annual incentive compensation opportunities under our bonus plan (the “Bonus Plan”).  Consistent with our historical practices, bonuses for 2019 under the Bonus Plan were designed to motivate and reward our named executive officers, to perform to the best of their abilities and to achieve our objectives.

Target Annual Incentive Opportunities

In April 2019, the compensation committee reviewed the target annual incentive opportunities of our named executive officers, taking into consideration each named executive officer’s total annual compensation opportunity, the competitive market data with an emphasis generally on the 50th through 75th percentile of total target cash compensation opportunities, breadth of responsibilities and the other factors described in the “Compensation Setting Process—Compensation Committee” section above.  The compensation committee increased the target annual incentive opportunity for our CAO to a level that, when considered together with his base salary, the compensation committee believed provided the appropriate motivational and retention incentives.

The target annual incentive opportunities of our named executive officers for 2019 were:

Name	2019 Target Bonus Opportunity (as a % of 2019 Base Salary)	2019 Target Bonus Opportunity(1)
Vladimir Shmunis	100%	$650,000
Mitesh Dhruv	100%	$420,000
John Marlow	75%	$281,250
Praful Shah	75%	$288,750
David Sipes	100%	$500,000

(1)
The amounts listed in this column reflect the target bonus opportunities that our named executive officers would have had if the increased base salaries approved in April 2019 had been in effect for the entire year. The actual target bonus opportunities for our named executive officers are based on their actual base salaries paid to them for 2019 (which, in the case of Mr. Shmunis, includes the portion of his salary that was not paid in cash) and are equal to (i) $625,000 for Mr. Shmunis, (ii) $475,000 for Mr. Dhruv, (iii) $262,500 for Mr. Marlow, (iv) $262,150 for Mr. Shah, and (v) $415,000 for Mr. Sipes.

2019 Bonus Plan Design and Achievement

For 2019, there are four quarterly performance periods, ending on March 31, June 30, September 30, and December 31.  The bonus pool under the Bonus Plan funded based on our achievement against quarterly target levels of the following performance metrics (weighted 50% each): (i) revenues and (ii) Non-GAAP operating margin.  These metrics have the following meanings under the Bonus Plan:

•
“revenues” means the Company’s net revenues generated from third parties, including both services revenues and product revenues, each as defined in our Form 10-K filed for the calendar year ended December 31, 2019.  Net revenue is defined as gross sales less any pertinent discounts, refunds, or other contra-revenue amounts, as presented on the Company’s press release reporting the applicable quarterly financial results.

•
“Non-GAAP operating margin” means the Company’s Non-GAAP operating income divided by its “revenues.” Non-GAAP operating income means the Company’s “revenues” less cost of revenues and operating expenses, excluding the impact of stock-based compensation expense, amortization of acquisition related intangibles, legal settlement related charges and as adjusted for certain acquisitions, as presented on the Company’s press release reporting the applicable quarterly financial results.

For the bonus pool under the Bonus Plan to fund for any particular quarter, we had to achieve (i) revenue at least equal to the lowest amount of revenues expected by analyst consensus estimates after we publicly disclosed our guidance for such quarter, and (ii) quarterly Non-GAAP operating margin at least equal to the lowest amount of Non-GAAP operating margin expected by analyst consensus estimates after we publicly disclosed our guidance for such quarter.

For 100% of the bonus pool with respect to revenues for any particular quarter to fund, 100% to 101% of the quarterly revenues target was to be achieved.  For each 0.5% of revenues that was achieved above the 101% of the quarterly revenues target, the bonus pool with respect to revenue would be increased by 5%, and for each 0.5% of revenue that was achieved below 100% of the quarterly revenues target, the bonus pool with respect to revenues would be reduced by 5%.  For 100% Non-GAAP operating margin for any particular quarter to fund, 100% of the quarterly Non-GAAP operating margin target was to be achieved.  For each 0.5% of the Non-GAAP operating margin that was achieved above the quarterly Non-GAAP operating margin target, the bonus pool with respect to Non-GAAP operating margin would be increased by 5% (up to a maximum of 120%), and for each 0.5% of Non-GAAP operating margin that was below the quarterly Non-GAAP operating margin target, the bonus pool with respect to Non-GAAP operating margin would be reduced by 5%.

The following chart sets forth our 2019 quarterly targets against each metric under the Bonus Plan, actual achievement against those targets, and the corresponding percentage payouts to the named executive officer each quarter:

	Revenue				Non-GAAP Operating Margin
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
Target (in millions)	$199.5	$211.7	$227.3	$243.2	8.1%	8.3%	9.6%	10.8%
Achievement (% of Target)	101.0%	101.6%	102.7%	104.0%	100.0%	114.5%	96.9%	88.9%

Based upon our actual financial performance as measured against the approved performance metrics and the formula under the Bonus Plan, the payout percentages for each of the four quarters in 2019 were as follows: 100.0% (Q1), 109.0% (Q2), 106.7% (Q3) and 103.0% (Q4).

In November 2018, our compensation committee approved the 2019 Key Employee Equity Bonus Plan (the “Key Employee Bonus Plan”), which provided that the then-named executive officers will receive any quarterly bonus achieved and payable under the Bonus Plan for 2019 in the form of fully vested RSUs granted under the Equity Plan.  The number of RSUs each named executive officer received equaled the dollar value of the quarterly bonus divided by the lower of the closing price of a share of our Class A common stock (i) on the first trading day of the quarter for which the quarterly bonus is assessed or (ii) on May 14, August 14, November 14 or February 14 following the quarter for which the quarterly bonus is assessed.  In November 2019, the compensation committee approved a similar plan governing 2020 bonuses.  Each year the compensation committee will assess whether to continue the Key Employee Bonus Plan.

The aggregate dollar values of the bonuses earned by our named executive officers under the Bonus Plan for 2019 are listed in the “Non-Equity Incentive Compensation” column of the 2019 Summary Compensation Table.  As described above and in the footnotes to the 2019 Summary Compensation Table, each earned quarterly bonus was paid in the form of fully vested RSUs that are listed in the 2019 Grants of Plan-Based Awards Table below.

Equity Compensation

We use RSUs to deliver long-term incentive compensation opportunities to our named executive officers.  Consistent with our compensation objectives, we believe this approach helps to ensure that the interests of the members of executive team are aligned with those of our stockholders and that we are able to attract and reward our top talent.  In 2019, the compensation committee determined not to grant stock options to our named executive officers and to grant only RSUs to management in order to better identify the interests of our named executive officers and our stockholders and to reduce our corporate-wide dilution.

The compensation committee does not target equity compensation at any particular level versus the competitive market data, although it uses the range of the 50th percentile to the 75th percentile as a reference point during the course of its deliberations.  RSUs serve as a retention tool as they vest based on continued service over time.

Except for the RSUs granted to Mr. Shmunis in lieu of payment of his salary in cash and the RSUs granted to Mr. Dhruv in December 2019 (which are discussed below), RSUs vest 1/16 every three months and become fully vested after four years, in each case, subject to the executive officer’s continued service as of each vesting date.  In addition, each named executive officer is entitled to certain vesting acceleration benefits upon a qualifying termination, as described in the “Executive Employment Arrangements” and “Other Change in Control Provisions” sections below.

In April 2019, our compensation committee approved annual equity awards to the members of our executive team to reward them for our strong corporate performance and their individual performance, with such equity award grants becoming effective in April 2019.  In determining the size of these awards, the compensation committee took into consideration each executive officer’s current vested and unvested equity holdings, competitive market data, and the other factors described in the “Compensation Setting Process—Compensation Committee” section above.

The intended values of the annual equity awards to the named executive officers granted in April 2019 are listed below, and the number of shares covered by each of these equity awards is equal to the award’s intended value divided by the average closing price of a share of our common stock during the month of March 2019, rounded up to the nearest whole share.
Name	Intended Value of RSUs
Vladimir Shmunis	$7,580,000
Mitesh Dhruv	$3,480,000
John Marlow	$1,874,000
Praful Shah	$1,540,000
David Sipes	$3,360,000

In addition, in April 2019, we granted Mr. Shmunis a special equity award of 6,095 RSUs in lieu of payment in cash of $645,200 of his salary for the period from April 1, 2019 through March 31, 2020, in order to conserve cash resources and to enhance the link between Mr. Shmunis’ interest and those of our stockholders.  In December 2019, our compensation committee, after reviewing the competitive market data for chief financial officers, also approved a special equity award of 110,000 RSUs to Mr. Dhruv to provide incentives for him to remain with us over the long-term and continue to make valuable contributions to the execution of our short and long‑term strategies.  Each of these RSU awards vests 1/4 every three months and become fully vested after one year, in each case, subject to the executive officer’s continued service as of each vesting date.  In addition, each named executive officer is entitled to certain vesting acceleration benefits upon qualifying termination, as described in the “Executive Employment Arrangements” and “Other Change in Control Provisions” sections below.

The grant date fair values of these equity awards granted to our named executive officers are listed in the “Stock Awards” column of the 2019 Summary Compensation Table and in the 2019 Grants of Plan-Based Awards Table below.

As discussed above, we also issued fully vested RSUs to our named executive officers under the Key Employee Bonus Plan in settlement of their annual incentive payments under the Bonus Plan for 2019.  These RSUs are listed in the 2019 Grants of Plan-Based Awards Table below.

Welfare and Other Employee Benefits

Our named executive officers are eligible to participate in the same group insurance and employee benefit plans generally available to our other salaried employees in the U.S. These benefits include medical, dental, vision, and disability benefits and other plans and programs made available to other eligible employees.  We have a qualified defined contribution plan under Code Section 401(k) covering eligible employees, including our named executive officers.  All participants in the plan, including each named executive officer, are eligible to make pre-tax contributions.  We provide a Company 401(k) plan matching program of 50% of the employee’s contributions up to the lesser of 6% of employee cash compensation and $4,050 per year.  All participant 401(k) contributions and earnings, as well as all matching contributions and earnings, are fully and immediately vested.

Perquisites

We do not view perquisites or other personal benefits as a significant component of our executive compensation program.  Accordingly, we generally do not provide special plans or programs for our named executive officers.

All practices with respect to perquisites or other personal benefits will be subject to review and approval by the compensation committee.

Post-Employment Compensation

Our CEO’s employment agreement and agreements with each of our other named executive officers provide for certain payments and benefits in the event of a qualifying termination of employment, including a termination of employment in connection with a change in control of the Company.  We believe that these agreements will enable our named executive officers to maintain their focus and dedication to their responsibilities to help maximize stockholder value by minimizing distractions due to the possibility of an involuntary termination of employment or a termination of employment in connection with a potential change in control of the Company.  We also believe that these arrangements further our interest in encouraging retention among our named executive officers.

Our CFO is entitled to vesting acceleration rights with respect to the special equity award granted to him in December 2019, as described in the “Executive Employment Arrangements” section below.

In addition, our named executive officers are participants in the Company’s Equity Acceleration Policy which contain provisions providing for double-trigger vesting upon certain changes in control, as described in the “Other Change in Control Provisions” section below.  We believe this policy provides important retention incentives for our key contributors through and following a change in control.

Executive Employment Arrangements

The initial terms and conditions of employment for each of our executive officers (including our named executive officers) are set forth in a written employment agreement.  Each of these agreements was approved on our behalf by our board of directors or the compensation committee, as applicable.  In 2019, we hired Anand Eswaran as our President and COO and entered into a written employment agreement with him in connection with his hiring.

We develop competitive compensation packages to attract qualified candidates in a highly-competitive labor market.  We believe that these arrangements will help the named executive officers maintain continued focus and dedication to their responsibilities to help maximize stockholder value if there is a potential transaction that could involve a change in control of our Company.

Vladimir Shmunis

We entered into an executive employment letter with Mr. Shmunis, our CEO, dated September 13, 2013.  Effective April 1, 2019, Mr. Shmunis’ annual base salary was $650,000, and he was eligible to earn an annual incentive bonus of up to 100% of his base salary.  The executive employment letter with Mr. Shmunis provides for a three-year employment term and may be extended by mutual agreement at the end of the term, but either we or Mr. Shmunis may terminate the employment relationship with us at any time.

If prior to the period beginning three months prior to and ending 12 months after a change of control of the Company (such period, the “Change of Control Period”), Mr. Shmunis’ employment is terminated without “cause” (excluding by reason of death or “disability”) or he resigns for “good reason” (as such terms are defined in the executive employment letter), he will be eligible to receive the following payments and benefits if he timely signs and does not revoke a release agreement with us:

•	continued payment of base salary for a period of 12 months; and

•
payment by us for up to 12 months of COBRA premiums to continue health insurance coverage for him and his eligible dependents, or taxable monthly payments for the equivalent period in the event payment for COBRA premiums would violate applicable law.

If, within the Change of Control Period, his employment is terminated without cause (excluding by reason of death or “disability”) or he resigns for good reason, he will be entitled to the following payments and benefits if he timely signs and does not revoke a release agreement with us:

•	a lump sum payment equal to (x) 18 months of his annual base salary, plus (y) 1.5x the greater of his target annual bonus for the year of the change of control or the year of his termination;

•
payment by us for up to 18 months of COBRA premiums to continue health insurance coverage for him and his eligible dependents, or taxable monthly payments for the equivalent period in the event payment for COBRA premiums would violate applicable law; and

•	100% accelerated vesting of all outstanding equity awards.

In the event any of the amounts provided for under the executive employment letter or otherwise payable to Mr. Shmunis would constitute “parachute payments” within the meaning of Code Section 280G and could be subject to the related excise tax, Mr. Shmunis would be entitled to receive either full payment of benefits under the executive employment letter or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to Mr. Shmunis. The executive employment letter does not require us to provide any tax gross-up payments.

Mitesh Dhruv

We entered into an executive employment offer letter with Mr. Dhruv, our current Chief Financial Officer, on March 1, 2012, which was subsequently amended on July 28, 2017.  The amended executive employment offer letter has no specific term and provides for at-will employment.  Effective April 1, 2019, Mr. Dhruv’s annual base salary was $500,000, and he was eligible to earn an annual incentive bonus of up to 100% of his base salary.

Under the terms of the executive employment offer letter, in the event we terminate Mr. Dhruv’s employment without “cause” or he voluntarily terminates for “good reason” (with such terms defined in the supplement to his offer letter), he is eligible to receive (i) a cash severance payment equal to 12 months of his base salary, payable in semi-monthly installments in accordance with our payroll procedures, and (ii) payment by us for up to 12 months of COBRA premiums to continue health insurance coverage for him and his eligible dependents, in each case, subject to his signing and not revoking a release agreement with us.

Mr. Dhruv is a participant in the Equity Acceleration Policy as described in the “Other Change in Control Provisions” section below.

On December 29, 2019, Mr. Dhruv was granted an award of 110,000 RSUs in addition to his annual award (which is described in the “Equity Compensation” section above).  If there is a “change in control” (as defined in our 2013 Equity Incentive Plan) and (i) we terminate Mr. Dhruv’s employment without “cause” (as defined in the award agreement governing the RSUs) within 60 days before the change in control and/or Mr. Dhruv is not hired by the surviving/successor entity, or (ii) within 12 months after the change in control, Mr. Dhruv’s employment is terminated by the successor/surviving company without cause (excluding by reason of Mr. Dhruv’s death or “disability”) or Mr. Dhruv terminates his employment with the successor/surviving company for “good reason” (as such terms are defined in the award agreement governing the RSUs), then 100% of the then‑unvested RSUs will immediately vest on Mr. Dhruv’s termination date, subject to any delay as may be required by Code Section 409A.  In addition, if Mr. Dhruv’s employment with us ceases at any time, including after the consummation of a change in control, due to death, disability, or termination without cause, then 100% of the then-unvested RSUs will immediately vest on Mr. Dhruv’s termination date, subject to any delay as may be required by Code Section 409A. However, if Mr. Dhruv’s death or disability is the result of parachuting, parasailing, hang-gliding, rock climbing, cave exploring, or activities of a comparable risk level, Mr. Dhruv will not be entitled to the vesting acceleration benefits described.  These benefits supersede any rights to vesting acceleration he may have under the Equity Acceleration Policy with respect to this grant.

John Marlow

We entered into an executive employment offer letter with John Marlow, our current Chief Administrative Officer, Senior Vice President, Corporate Development, General Counsel and Secretary, dated September 13, 2013.  The executive employment offer letter has no specific term and provides for at-will employment.  Effective April 1, 2019, Mr. Marlow’s base salary was $375,000, and he was eligible to earn an annual incentive bonus of up to 75% of his base salary.

In the event we terminate Mr. Marlow’s employment without “cause” (as such term is defined in his offer letter) and excluding by reason of death or disability, he is eligible to receive severance equal to three months of his base salary, payable in installments in accordance with our payroll procedures, subject to his signing and not revoking a release agreement with us.

Mr. Marlow is a participant in the Equity Acceleration Policy as described in the “Other Change in Control Provisions” section below.

Praful Shah

We entered into an executive employment offer letter with Mr. Shah, our current Chief Strategy Officer, dated March 31, 2008.  The executive employment offer letter has no specific term and provides for at-will employment.  Effective April 1, 2019, Mr. Shah’s annual base salary was $385,000, and he was eligible to earn an annual incentive bonus of up to 75% of his base salary.

In the event we terminate Mr. Shah’s employment without “cause” (as such term is defined in his offer letter), he is eligible to receive a cash severance payment equal to six months of his base salary, payable over six months in accordance with our payroll procedures, and all stock options that would have vested if he had remained employed by us in the six-month period following such involuntary termination of employment without cause shall become immediately vested and exercisable.

Mr. Shah is a participant in the Equity Acceleration Policy as described in the “Other Change in Control Provisions” section below.

David Sipes

We entered into an executive employment offer letter with Mr. Sipes, our former Chief Operating Officer, dated June 10, 2008, which was subsequently amended on August 11, 2016.  The amended executive employment offer letter has no specific term and provides for at-will employment.  Effective April 1, 2019, Mr. Sipes’ annual base salary was $420,000, and he was eligible to earn an annual incentive bonus of up to 100% of his base salary.

In the event we terminate Mr. Sipes’ employment without “cause” (excluding by reason of death or disability) or he resigns for “good reason” (as such terms are defined in his offer letter), he is eligible to receive a cash severance payment equal to three months of his base salary, payable over three months in accordance with our payroll procedures.

Mr. Sipes is a participant in the Equity Acceleration Policy as described in the “Other Change in Control Provisions” section below.

Anand Eswaran

We entered into an executive employment offer letter with Mr. Eswaran, our President and current Chief Operating Officer, dated December 23, 2019.  The offer letter provides for an annual base salary of $600,000 and an annual incentive bonus of up to 100% of his base salary.  The executive employment offer letter has no specific term and provides for at-will employment.  As a member of our executive team, the achieved portion of Mr. Eswaran’s annual incentive bonus will be paid in the form of fully-vested RSUs in accordance with the Key Employee Equity Bonus Plan.

Pursuant to the offer letter, Mr. Eswaran received an initial grant of 84,230 RSUs that vest 1/16 every three months and become fully vested after four years, subject to Mr. Eswaran’s continued service as of each vesting date.

Under the offer letter, Mr. Eswaran is also entitled to reimbursement by us for expenses he reasonably incurred on or before September 8, 2020, for (i) temporary housing, air travel and ground transportation in the San Francisco Bay Area as well as two-round trip visits for him and his family before April 30, 2020, and (ii) other moving-related expenses, up to a maximum of $45,000 for moving expenses (but excluding any costs or other expenses to the sale or purchase of his permanent residence) in connection with the permanent relocation of him and his family to the San Francisco Bay Area.  Mr. Eswaran must repay these reimbursements to us if, within one year from his start date, he voluntarily terminates his employment, other than for “good reason,” (as defined in the Equity Acceleration Policy) or is terminated for “cause” (as defined in the offer letter).  The offer letter also entitled Mr. Eswaran to reimbursement of legal expenses related to the offer letter and affiliated documents up to a maximum amount of $5,000.

If Mr. Eswaran’s employment is terminated by the Company without cause (and other than for death or “disability” (as defined in the Equity Acceleration Policy)) or he terminates his employment for “good reason,” then Mr. Eswaran will be eligible to receive the following payments and benefits, subject to his timely execution and non-revocation of a release of claims:

•	Cash severance equal to 12 months of Mr. Eswaran’s then-current base salary, payable in semi-monthly installments;

•
Reimbursement of COBRA premiums through the earliest of (i) the 12-month anniversary of the date of the termination of employment, (ii) the date on which Mr. Eswaran or his eligible dependents become covered under similar plans, or (iii) the date on which Mr. Eswaran or his eligible dependents, as applicable, cease to be eligible under COBRA; provided, however, that if we determine that we cannot make these COBRA reimbursements without potentially violating applicable law, Mr. Eswaran will receive a lump sum payment of $30,000, less applicable withholding, in lieu of such COBRA reimbursement; and

•	Equity award vesting acceleration benefits as follows:

o
If such termination occurs during the period beginning 90 days prior to a “change of control” (as defined in the Equity Acceleration Policy) and ending 12 months following a change of control, 100% acceleration of vesting of any then-outstanding and unvested equity awards subject to time-based vesting conditions, or

o
If such termination occurs outside of the period described in the previous bullet, acceleration of vesting of the portion of any then-outstanding and unvested equity awards subject to time‑based vesting conditions that would have vested if Mr. Eswaran had remained employed with us through the date that is 12 months following his effective last day with us.

Mr. Eswaran is a participant in the Equity Acceleration Policy as described in the “Other Change in Control Provisions” section below.

Other Change in Control Provisions

Our named executive officers are eligible to participate in our Equity Acceleration Policy.  Pursuant to our Equity Acceleration Policy, on a termination of an eligible employee’s employment either (i) by the Company (or any of its subsidiaries) other than for “cause,” death, or “disability” or (ii) by the eligible employee for “good reason” (as such terms are defined in the Equity Acceleration Policy or individual participation agreement), in either case, during the period beginning 60 days prior to a “change of control” (as defined in the Equity Acceleration Policy) and ending 12 months following a change of control, then, subject to the eligible employee’s signing and not revoking a release, the then-unvested shares subject to each of the eligible employee’s then-outstanding equity awards will immediately vest and, in the case of equity awards that are stock options and stock appreciation rights, will become exercisable to the extent set forth in the eligible employee’s participation agreement.

If any payment or benefit that an eligible employee would receive from the Company or any other party whether in connection with the Equity Acceleration Policy or otherwise would constitute a “parachute payment” within the meaning of Code Section 280G and could be subject to the related excise tax, the eligible employee would be entitled to receive either full payment of the payments and benefits under or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to the eligible employee.

Each named executive officer, other than Mr. Shmunis, has signed a participation agreement under the Equity Acceleration Policy providing for 100% vesting acceleration of their then-outstanding unvested equity awards. As described in the “Executive Employment Arrangements” section above, Mr. Dhruv is entitled to special vesting acceleration benefits with respect to his December 2019 equity award that are not governed by the terms of the Equity Acceleration Policy.  Except as provided in the previous sentence, the provisions of the participation agreement supersede any double trigger equity acceleration provisions of any offer letter, employment agreement or equity award.

In March 2020, our compensation committee determined that for the awards of RSUs granted to Messrs. Shmunis, Dhruv, and Eswaran in the event of the termination without “cause”, termination “for good reason” (as such terms are defined in the Equity Acceleration Policy) or death or disability of Messrs. Shmunis, Dhruv, and Eswaran, the vesting of any awards of RSUs to be granted to such executive officer in fiscal 2020 that would have vested had such executive officer remained employed with the Company through the date that is 12 months following his effective last day with us will be accelerated (other than in connection with a death or disability from high-risk activities such as skydiving or free climbing).

Other Compensation Policies

Equity Award Grant Policy

Our equity award grant policy formalizes our process for granting equity-based awards.  Under our equity award grant policy, our board of directors or the compensation committee may grant equity awards at any time.  It is our policy to not time equity award grants in relation to the release of material non-public information.  Under the policy, the compensation committee has delegated limited authority to a committee consisting of our CEO and a member of the compensation committee to grant equity awards to employees below the level of Vice President and certain other service providers other than the members of our board of directors.

Compensation Recovery Policy

Currently, we have not implemented a policy regarding retroactive adjustments to any cash or equity-based incentive compensation paid to our named executive officers and other employees where the payments were predicated upon the achievement of financial results that were subsequently the subject of a financial restatement.  We intend to adopt a general compensation recovery, or clawback, policy covering our annual and long-term incentive award plans and arrangements once the SEC adopts final rules implementing the requirement of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Derivatives Trading, Hedging and Pledging Policy

Pursuant to our insider trading policy, our employees, including the members of our executive team and the members of our board of directors, are prohibited from engaging in transactions involving derivative securities or otherwise that would hedge the risk of ownership of our equity securities and from pledging our equity securities as collateral for a loan.

Tax and Accounting Considerations

Tax Considerations

We have not provided any of our named executive officers with a gross-up or other reimbursement for tax amounts the individual might pay pursuant to Code Sections 280G, 4999 or 409A.  Code Sections 280G and 4999 provide that named executive officers, directors who hold significant stockholder interests and certain other service providers could be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of our Company that exceeds certain limits, and that we or our successor could lose a deduction on the amounts subject to the additional tax.  Code Section 409A also imposes significant taxes on the individual in the event that an executive officer, director or other service provider receives “deferred compensation” that does not meet the requirements of Code Section 409A.

Under Code Section 162(m), we are subject to limits on the deductibility of executive compensation.  Deductible compensation is limited to $1 million per year for the CEO and certain of our current and former highly compensated executive officers (collectively “covered employees”).  While we cannot predict how the deductibility limit may impact our compensation program in future years, we intend to maintain an approach to executive compensation that strongly links pay to performance.  In addition, although we have not adopted a formal policy regarding tax deductibility of compensation paid to our named executive officers, the compensation committee may consider tax deductibility under Code Section 162(m) as a factor in its compensation decisions.

Accounting Considerations

We take financial reporting implications into consideration in designing compensation plans and arrangements for the members of our executive team, other employees and members of our board of directors.  These accounting considerations include Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), the standard which governs the accounting treatment of stock-based compensation awards.

Compensation-Related Risk

Our board of directors is responsible for the oversight of our risk profile, including compensation-related risks.  Our compensation committee monitors our compensation policies and practices as applied to our employees to ensure that these policies and practices do not encourage excessive and unnecessary risk-taking.  In cooperation with management, our compensation committee reviewed our 2019 compensation programs.  Our compensation committee believes the mix and design of the elements of such programs do not encourage our employees to assume excessive risks and accordingly are not reasonably likely to have a material adverse effect on our Company.  We have designed our compensation programs to be balanced so that our employees are focused on both short-term and long-term financial and operational performance.  In particular, the weighting towards long-term incentive compensation discourages short-term risk taking.  Goals are appropriately set with targets that encourage growth in the business.

Report of the Compensation Committee

The following Report of the Compensation Committee shall not be deemed to be “soliciting material” and should not be deemed “filed” and shall not be deemed to be incorporated by reference in future filings with the SEC, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis provided above.  Based on its review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 26, 2020.

Respectfully submitted by the members of the compensation committee of the board of directors:

Robert Theis (Chair)
Michelle McKenna
Allan Thygesen

2019 Summary Compensation Table

The following table provides information regarding the compensation of our named executive officers during fiscal 2019.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total ($)
Vladimir Shmunis Chief Executive Officer	2019	141,100 (4)	—	8,670,985 (5)	1,007,157 (6)	852	9,820,094
	2018	543,750	—	6,502,909 (7)	803,774 (8)	2,451	7,852,884
	2017	525,000	—	4,504,950 (9)	541,012	—	5,570,962

Mitesh Dhruv Chief Financial Officer	2019	475,000	—	22,014,427 (10)	766,341 (11)	852	23,256,620
	2018	375,000	—	2,994,159 (12)	549,589 (13)	13,594	3,932,342
	2017	293,750		2,917,800 (14)	266,850	—	3,478,400

John Marlow Chief Administrative Officer, Senior Vice President, Corporate Development, General Counsel and Secretary	2019	375,000	—	1,975,543 (15)	431,151 (16)	852	2,782,546
	2018	367,500	—	1,590,658 (17)	325,663 (18)	1,311	2,285,132
	2017	333,750		1,264,300 (19)	217,634	—	1,815,684

Praful Shah Chief Strategy Officer	2019	374,500	—	1,623,445 (20)	452,221 (21)	852	2,451,018
	2018	336,000	—	1,309,983 (22)	372,151 (23)	3,762	2,021,896
	2017	311,250	—	1,158,550 (24)	240,626	—	1,710,426

David Sipes Former Chief Operating Officer	2019	415,000	—	3,542,072 (25)	667,243 (26)	852	4,625,167
	2018	387,750	—	2,994,159 (27)	571,431 (28)	1,311	3,954,651
	2017	351,000	—	2,902,250 (29)	353,282	—	3,606,532

(1)
The amounts in the “Stock Awards” column represent the aggregate fair market value of RSUs granted in the applicable year and calculated in accordance with ASC Topic 718.  As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(2)
Amounts in this column represent the aggregate fair market value of RSUs granted under our Key Employee Equity Bonus Plan, in lieu of a cash bonus earned for each quarter of 2019 and 2018, which is calculated in accordance with ASC Topic 718.  The shares underlying these RSU awards were fully vested in the quarter following the quarter in which earned.  Amounts for 2017 represent amounts earned pursuant to our Bonus Plan and bonuses approved by our board of directors for fiscal 2017. These amounts were earned and paid quarterly with such payments being made in the quarter following the quarter in which the amount was earned.

(3)
This column represents (i) the dollar value of the benefit to each named executive officer for the portion of the premium payable by the Company with respect to a life insurance policy and (ii) with respect to Mr. Dhruv only for 2017, an employee referral bonus of $13,000.

(4)
This amount represents the $141,100 of cash salary actually paid to Mr. Shmunis in 2019.  Mr. Shmunis received an award of 6,095 RSUs in lieu of payment in cash of $645,200 of his salary for the period from April 1, 2019 through March 31, 2020, and this amount does not include the portion of this $645,200 of salary attributable to the period from April 1, 2019 through December 31, 2019.

(5)
The shares underlying the RSU award described in footnote 4 shall vest as to 6,095 of the underlying shares, subject to Mr. Shmunis’ continued role as a service provider to us, in 4 equal quarterly installments commencing May 20, 2019.  The shares underlying the other RSU award granted to Mr. Shmunis on April 24, 2019 shall vest as to 71,602 of the underlying shares, subject to Mr. Shmunis’ continued role as a service provider to us, in 16 equal quarterly installments commencing May 20, 2019.  100% of these RSU awards are subject to accelerated vesting in the event of termination of employment under certain circumstances in connection with a change of control of the Company.

(6)	Consists of 6,171 shares underlying RSU awards, 4,816 of which were fully vested in fiscal 2019 and 1,355 of which vested on February 20, 2020.
(7)
The shares underlying this RSU award shall vest as to 105,140 of the underlying shares, subject to Mr. Shmunis’ continued role as a service provider to us, in 16 equal quarterly installments commencing May 20, 2018.  100% of this RSU award is subject to accelerated vesting in the event of termination of employment under certain circumstances in connection with a change of control of the Company.

(8)	Consists of 9,542 shares underlying RSU awards, 7,664 of which were fully vested in fiscal 2018 and 1,878 of which vested on February 20, 2019.
(9)
The shares underlying this RSU award vest, subject to Mr. Shmunis’ continued role as a service provider to us, in 16 equal quarterly installments commencing May 20, 2017.  100% of this RSU award is subject to accelerated vesting in the event of termination of employment under certain circumstances in connection with a change of control of the Company.

(10)
The shares underlying the RSU award granted on April 24, 2019 shall vest as to 32,873 of the underlying shares, subject to Mr. Dhruv’s continued role as a service provider to us, in 16 equal quarterly installments commencing May 20, 2019.  The shares underlying the RSU award granted on December 29, 2019 shall vest as to 110,000 of the underlying shares, subject to Mr. Dhruv’s continued role as a service provider to us, in 4 equal quarterly installments commencing February 20, 2020.  100% of these RSU awards are subject to accelerated vesting in the event of termination of employment under certain circumstances in connection with a change of control of the Company or, with respect to the December 2019 grant, in the event of a termination of event under certain circumstances outside of a change of control of the Company.

(11)	Consists of 4,676 shares underlying RSU awards, 3,634 of which were fully vested in fiscal 2019 and 1,042 of which vested on February 20, 2020.
(12)
The shares underlying this RSU award shall vest as to 48,410 of the underlying shares, subject to Mr. Dhruv’s continued role as a service provider to us, in 16 equal quarterly installments commencing May 20, 2018.  100% of this RSU award is subject to accelerated vesting in the event of termination of employment under certain circumstances in connection with a change of control of the Company.

(13)	Consists of 6,472 shares underlying RSU awards, 5,106 of which were fully vested in fiscal 2018 and 1,366 of which vested on February 20, 2019.
(14)
The shares underlying this RSU award vest, subject to Mr. Dhruv’s continued role as a service provider to us, (i) as to 40,400 of the underlying shares, in 16 equal quarterly installments commencing May 20, 2017 and (ii) as to 56,000 of the underlying shares, in 16 equal quarterly installments commencing August 20, 2017.  100% of this RSU award is subject to accelerated vesting in the event of termination of employment under certain circumstances in connection with a change of control of the Company.

(15)
The shares underlying this RSU award shall vest as to 17,702 of the underlying shares, subject to Mr. Marlow’s continued role as a service provider to us, in 16 equal quarterly installments commencing May 20, 2019.  100% of this RSU award is subject to accelerated vesting in the event of termination of employment under certain circumstances in connection with a change of control of the Company.

(16)	Consists of 2,631 shares underlying RSU awards, 2,045 of which were fully vested in fiscal 2019 and 586 of which vested on February 20, 2020.
(17)
The shares underlying this RSU award shall vest as to 25,718 of the underlying shares, subject to Mr. Marlow’s continued role as a service provider to us, in 16 equal quarterly installments commencing May 20, 2018.  100% of this RSU award is subject to accelerated vesting in the event of termination of employment under certain circumstances in connection with a change of control of the Company.

(18)	Consists of 3,861 shares underlying RSU awards, 3,092 of which were fully vested in fiscal 2018 and 769 of which vested on February 20, 2019.
(19)
The shares underlying this RSU award vest, subject to Mr. Marlow’s continued role as a service provider to us, in 16 equal quarterly installments commencing May 20, 2017.  100% of this RSU award is subject to accelerated vesting in the event of termination of employment under certain circumstances in connection with a change of control of the Company.

(20)
The shares underlying this RSU award shall vest as to 14,547 of the underlying shares, subject to Mr. Shah’s continued role as a service provider to us, in 16 equal quarterly installments commencing May 20, 2019.  100% of this RSU award is subject to accelerated vesting in the event of termination of employment under certain circumstances in connection with a change of control of the Company.

(21)	Consists of 2,782 shares underlying RSU awards, 2,180 of which were fully vested in fiscal 2019 and 602 of which vested on February 20, 2020.
(22)
The shares underlying this RSU award shall vest as to 21,180 of the underlying shares, subject to Mr. Shah’s continued role as a service provider to us, in 16 equal quarterly installments commencing May 20, 2018.  100% of this RSU award is subject to accelerated vesting in the event of termination of employment under certain circumstances in connection with a change of control of the Company.

(23)	Consists of 4,412 shares underlying RSU awards, 3,533 of which were fully vested in fiscal 2018 and 879 of which vested on February 20, 2019.
(24)
The shares underlying this RSU award vest, subject to Mr. Shah’s continued role as a service provider to us, in 16 equal quarterly installments commencing May 20, 2017.  100% of this RSU award is subject to accelerated vesting in the event of termination of employment under certain circumstances in connection with a change of control of the Company.

(25)
The shares underlying this RSU award shall vest as to 31,739 of the underlying shares, subject to Mr. Sipes’ continued role as a service provider to us, in 16 equal quarterly installments commencing May 20, 2019.  100% of this RSU award is subject to accelerated vesting in the event of termination of employment under certain circumstances in connection with a change of control of the Company.

(26)	Consists of 4,126 shares underlying RSU awards, 3,250 of which were fully vested in fiscal 2019 and 876 of which vested on February 20, 2020.
(27)
The shares underlying this RSU award shall vest as to 48,410 of the underlying shares, subject to Mr. Sipes’ continued role as a service provider to us, in 16 equal quarterly installments commencing May 20, 2018.  100% of this RSU award is subject to accelerated vesting in the event of termination of employment under certain circumstances in connection with a change of control of the Company.

(28)	Consists of 6,764 shares underlying RSU awards, 5,398 of which were fully vested in fiscal 2018 and 1,366 of which vested on February 20, 2019.
(29)
The shares underlying this RSU award vest, subject to Mr. Sipes’ continued role as a service provider to us, in 16 equal quarterly installments commencing May 20, 2017.  100% of this RSU award is subject to accelerated vesting in the event of termination of employment under certain circumstances in connection with a change of control of the Company.

Grants of Plan-Based Awards in 2019

The following table sets forth information regarding grants of awards made to our named executive officers during fiscal 2019. We did not grant any cash awards under our 2013 Plan during fiscal 2019.

			Equity Grants
Name	Grant Date	Name of Plan	Number of Securities Underlying Restricted Stock Units (#)	Grant Date Fair Value of Stock Awards ($)(1)
Vladimir Shmunis	2/14/2019	2013 Plan	1,878	195,012
	4/24/2019	2013 Plan	71,602	7,990,783
	4/24/2019	2013 Plan	6,095	680,202
	5/14/2019	2013 Plan	1,698	200,687
	8/14/2019	2013 Plan	1,621	223,811
	11/14/2019	2013 Plan	1,497	254,221
Mitesh Dhruv	2/14/2019	2013 Plan	1,366	141,845
	4/24/2019	2013 Plan	32,873	3,668,627
	5/14/2019	2013 Plan	1,235	145,965
	8/14/2019	2013 Plan	1,247	172,173
	11/14/2019	2013 Plan	1,152	195,633
	12/29/2019	2013 Plan	110,000	18,345,800
John Marlow	2/14/2019	2013 Plan	769	79,853
	4/24/2019	2013 Plan	17,702	1,975,543
	5/14/2019	2013 Plan	695	82,142
	8/14/2019	2013 Plan	702	96,925
	11/14/2019	2013 Plan	648	110,043
Praful Shah	2/14/2019	2013 Plan	879	91,275
	4/24/2019	2013 Plan	14,547	1,623,445
	5/14/2019	2013 Plan	795	93,961
	8/14/2019	2013 Plan	720	99,410
	11/14/2019	2013 Plan	665	112,930
David Sipes	2/14/2019	2013 Plan	1,366	141,845
	4/24/2019	2013 Plan	31,739	3,542,072
	5/14/2019	2013 Plan	1,235	145,965
	8/14/2019	2013 Plan	1,047	144,559
	11/14/2019	2013 Plan	968	164,386

(1)
The amounts in the “Grant Date Fair Value of Stock Awards” column represent the grant date fair market value of RSUs granted in fiscal 2019 and calculated in accordance with ASC Topic 718. Assumptions underlying the valuations are set forth in footnote 1 to the Summary Compensation Table above.

Outstanding Equity Awards at Fiscal Year-End

The following table presents information concerning equity awards held by our named executive officers at the end of fiscal 2019.

	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options (#)		Option Exercise	Option Expiration	Number of Shares or Units of Stock that Have Not	Market Value of Shares or Units of Stock that Have Not)
Name	Grant Date	Exercisable	Unexercisable	Price ($)	Date	Vested (#)	Vested ($)(1)
Vladimir Shmunis	09/26/2012	75,000 (2)	—	6.78	09/26/2022	—	—
	05/01/2015	450,000 (2)		17.13	05/01/2022	—	—
	02/09/2016	—	—	—	—	12,516 (3)	2,111,074
	02/10/2017	—	—	—	—	59,907 (4)	10,104,514
	04/02/2018	—	—	—	—	59,142 (5)	9,975,481
	04/24/2019	—	—	—	—	1,524 (6)	257,053
	04/24/2019	—	—	—	—	58,177 (7)	9,812,715
Mitesh Dhruv	06/12/2013	9,268 (2)	—	10.42	06/12/2023	—	—
	02/11/2014	2,084 (2)	—	20.88	02/11/2021	—	—
	04/15/2014	6,500 (2)	—	16.05	04/15/2021	—	—
	10/23/2014	14,000 (2)	—	11.50	10/23/2021	—	—
	12/16/2014	30,000 (2)	—	13.43	12/16/2021	—	—
	02/09/2016	17,666 (8)	834	15.98	02/09/2023	—	—
	02/09/2016	—	—	—	—	1,250 (9)	210,838
	02/10/2017	—	—	—	—	12,625 (10)	2,129,459
	07/28/2017	—	—	—	—	21,000 (11)	3,542,070
	04/02/2018	—	—	—	—	27,231 (12)	4,593,053
	04/24/2019	—	—	—	—	26,710 (13)	4,505,176
	12/29/2019	—	—	—	—	110,000 (14)	18,553,700
John Marlow	03/02/2012	16,999 (2)	—	2.73	03/02/2022	—	—
	06/12/2013	9,356 (2)	—	10.42	06/12/2023	—	—
	02/11/2014	7,721 (2)	—	20.88	02/11/2021	—	—
	04/15/2014	4,167 (2)	—	16.05	04/15/2021	—	—
	02/27/2015	10,000 (2)	—	15.77	02/27/2022	—	—
	02/09/2016	—	—	—	—	2,934 (15)	494,878
	02/10/2017	—	—	—	—	16,813 (16)	2,835,849
	04/02/2018	—	—	—	—	14,467 (17)	2,440,149
	04/24/2019	—	—	—	—	14,383 (18)	2,425,981
Praful Shah	03/02/2012	15,000 (2)	—	2.73	03/02/2022	—	—
	06/12/2013	80,000 (2)	—	10.42	06/12/2023	—	—
	02/11/2014	20,000 (2)	—	20.88	02/11/2021	—	—
	04/15/2014	40,000 (2)	—	16.05	04/15/2021	—	—
	02/27/2015	75,000 (2)	—	15.77	02/27/2022	—	—
	02/09/2016	81,041 (19)	3,524	15.98	02/09/2023	—	—
	02/09/2016	—	—	—	—	1,956 (20)	329,919
	02/10/2017	—	—	—	—	15,407 (21)	2,598,699
	04/02/2018	—	—	—	—	11,914 (22)	2,009,534
	04/24/2019	—	—	—	—	11,820 (23)	1,993,679
David Sipes	03/02/2012	32,292 (2)	—	2.73	03/02/2022	—	—
	02/11/2014	11,452 (2)	—	20.88	02/11/2021	—	—
	04/15/2014	4,167 (2)	—	16.05	04/15/2021	—	—
	02/27/2015	371 (2)		15.77	02/27/2022	—	—
	02/09/2016	103,562 (24)	5,286	15.98	02/09/2023	—	—
	02/09/2016	—	—	—	—	2,934 (25)	494,878
	08/11/2016	—	—	—	—	6,000 (26)	1,012,020
	02/10/2017	—	—	—	—	38,594 (27)	6,509,650
	04/02/2018	—	—	—	—	27,231 (28)	4,593,053
	04/24/2019	—	—	—	—	25,788 (29)	4,349,662

(1)
This amount reflects the fair market value of our common stock of $168.67 per share as of December 31, 2019, multiplied by the amount shown in the column for Number of Shares or Units of Stock That Have Not Vested.

(2)	This option award is fully vested and exercisable.
(3)
The shares underlying this RSU award vest, subject to Mr. Shmunis’ continued role as a service provider to us, in 16 equal quarterly installments commencing May 20, 2016. 100% of the shares underlying this RSU award are subject to accelerated vesting in the event of termination of employment under certain circumstances in connection with a change of control of the Company.

(4)
The shares underlying this RSU award vest, subject to Mr. Shmunis’ continued role as a service provider to us, in 16 equal quarterly installments commencing May 20, 2017. 100% of the shares underlying this RSU award are subject to accelerated vesting in the event of termination of employment under certain circumstances in connection with a change of control of the Company.

(5)
The shares underlying this RSU award vest, subject to Mr. Shmunis’ continued role as a service provider to us, in 16 equal quarterly installments commencing May 20, 2018. 100% of the shares underlying this RSU award are subject to accelerated vesting in the event of termination of employment under certain circumstances in connection with a change of control of the Company.

(6)
The shares underlying this RSU award vest, subject to Mr. Shmunis’ continued role as a service provider to us, in 4 equal quarterly installments commencing May 20, 2019. 100% of the shares underlying this RSU award are subject to accelerated vesting in the event of termination of employment under certain circumstances in connection with a change of control of the Company.

(7)
The shares underlying this RSU award vest, subject to Mr. Shmunis’ continued role as a service provider to us, in 16 equal quarterly installments commencing May 20, 2019. 100% of the shares underlying this RSU award are subject to accelerated vesting in the event of termination of employment under certain circumstances in connection with a change of control of the Company.

(8)
The shares underlying this option award vest, subject to Mr. Dhruv’s continued role as a service provider to us, in 48 monthly installments commencing March 9, 2016. 100% of the shares underlying this option award are subject to accelerated vesting in the event of termination of employment under certain circumstances in connection with a change of control of the Company.

(9)
The shares underlying this RSU award vest, subject to Mr. Dhruv’s continued role as a service provider to us, in 16 equal quarterly installments commencing May 20, 2016. 100% of the shares underlying this RSU award are subject to accelerated vesting in the event of termination of employment under certain circumstances in connection with a change of control of the Company.

(10)
The shares underlying this RSU award vest, subject to Mr. Dhruv’s continued role as a service provider to us, in 16 equal quarterly installments commencing May 20, 2017. 100% of the shares underlying this RSU award are subject to accelerated vesting in the event of termination of employment under certain circumstances in connection with a change of control of the Company.

(11)
The shares underlying this RSU award vest, subject to Mr. Dhruv’s continued role as a service provider to us, in 16 equal quarterly installments commencing August 20, 2017. 100% of the shares underlying this RSU award are subject to accelerated vesting in the event of termination of employment under certain circumstances in connection with a change of control of the Company.

(12)
The shares underlying this RSU award vest, subject to Mr. Dhruv’s continued role as a service provider to us, in 16 equal quarterly installments commencing May 20, 2018. 100% of the shares underlying this RSU award are subject to accelerated vesting in the event of termination of employment under certain circumstances in connection with a change of control of the Company.

(13)
The shares underlying this RSU award vest, subject to Mr. Dhruv’s continued role as a service provider to us, in 16 equal quarterly installments commencing May 20, 2019. 100% of the shares underlying this RSU award are subject to accelerated vesting in the event of termination of employment under certain circumstances in connection with a change of control of the Company.

(14)
The shares underlying this RSU award vest, subject to Mr. Dhruv’s continued role as a service provider to us, in 4 equal quarterly installments commencing February 20, 2020. 100% of the shares underlying this RSU award are subject to accelerated vesting in the event of termination of employment under certain circumstances in connection with a change of control of the Company.

(15)
The shares underlying this RSU award vest, subject to Mr. Marlow’s continued role as a service provider to us, in 16 equal quarterly installments commencing May 20, 2016. 100% of the shares underlying this RSU award are subject to accelerated vesting in the event of termination of employment under certain circumstances in connection with a change of control of the Company.

(16)
The shares underlying this RSU award vest, subject to Mr. Marlow’s continued role as a service provider to us, in 16 equal quarterly installments commencing May 20, 2017. 100% of the shares underlying this RSU award are subject to accelerated vesting in the event of termination of employment under certain circumstances in connection with a change of control of the Company.

(17)
The shares underlying this RSU award vest, subject to Mr. Marlow’s continued role as a service provider to us, in 16 equal quarterly installments commencing May 20, 2018. 100% of the shares underlying this RSU award are subject to accelerated vesting in the event of termination of employment under certain circumstances in connection with a change of control of the Company.

(18)
The shares underlying this RSU award vest, subject to Mr. Marlow’s continued role as a service provider to us, in 16 equal quarterly installments commencing May 20, 2019. 100% of the shares underlying this RSU award are subject to accelerated vesting in the event of termination of employment under certain circumstances in connection with a change of control of the Company.

(19)
The shares underlying this option vest, subject to Mr. Shah’s continued role as a service provider to us, in 48 monthly installments commencing March 9, 2016.  100% of the shares underlying this option award are subject to accelerated vesting in the event of termination of employment under certain circumstances in connection with a change of control of the Company.  In addition, if Mr. Shah is terminated “without cause” not in connection with a change of control, then Mr. Shah will receive acceleration of the shares underlying this option award as if he were still employed by the Company for an additional 6 months.

(20)
The shares underlying this RSU award vest, subject to Mr. Shah’s continued role as a service provider to us, in 16 equal quarterly installments commencing May 20, 2016.  100% of the shares underlying this RSU award are subject to accelerated vesting in the event of termination of employment under certain circumstances in connection with a change of control of the Company.

(21)
The shares underlying this RSU award vest, subject to Mr. Shah’s continued role as a service provider to us, in 16 equal quarterly installments commencing May 20, 2017.  100% of the shares underlying this RSU award are subject to accelerated vesting in the event of termination of employment under certain circumstances in connection with a change of control of the Company.

(22)
The shares underlying this RSU award vest, subject to Mr. Shah’s continued role as a service provider to us, in 16 equal quarterly installments commencing May 20, 2018. 100% of the shares underlying this RSU award are subject to accelerated vesting in the event of termination of employment under certain circumstances in connection with a change of control of the Company.

(23)
The shares underlying this RSU award vest, subject to Mr. Shah’s continued role as a service provider to us, in 16 equal quarterly installments commencing May 20, 2019. 100% of the shares underlying this RSU award are subject to accelerated vesting in the event of termination of employment under certain circumstances in connection with a change of control of the Company.

(24)
The shares underlying this option vest, subject to Mr. Sipes’ continued role as a service provider to us, in 48 monthly installments commencing March 9, 2016. 100% of the shares underlying this option award are subject to accelerated vesting in the event of termination of employment under certain circumstances in connection with a change of control of the Company.

(25)
The shares underlying this RSU award vest, subject to Mr. Sipes’ continued role as a service provider to us, in 16 equal quarterly installments commencing May 20, 2016. 100% of the shares underlying this RSU award are subject to accelerated vesting in the event of termination of employment under certain circumstances in connection with a change of control of the Company.

(26)
The shares underlying this RSU award vest, subject to Mr. Sipes’ continued role as a service provider to us, in 16 equal quarterly installments commencing November 20, 2016. 100% of the shares underlying this RSU award are subject to accelerated vesting in the event of termination of employment under certain circumstances in connection with a change of control of the Company.

(27)
The shares underlying this RSU award vest, subject to Mr. Sipes’ continued role as a service provider to us, in 16 equal quarterly installments commencing May 20, 2017. 100% of the shares underlying this RSU award are subject to accelerated vesting in the event of termination of employment under certain circumstances in connection with a change of control of the Company.

(28)
The shares underlying this RSU award vest, subject to Mr. Sipes’ continued role as a service provider to us, in 16 equal quarterly installments commencing May 20, 2018. 100% of the shares underlying this RSU award are subject to accelerated vesting in the event of termination of employment under certain circumstances in connection with a change of control of the Company.

(29)
The shares underlying this RSU award vest, subject to Mr. Sipes’ continued role as a service provider to us, in 16 equal quarterly installments commencing May 20, 2019. 100% of the shares underlying this RSU award are subject to accelerated vesting in the event of termination of employment under certain circumstances in connection with a change of control of the Company.

Option Exercises and Stock Vested in 2019

The following table sets forth the number of shares of common stock acquired during fiscal 2019 by our named executive officers upon the exercise of stock options and the vesting of RSU awards and the value realized upon such exercise or vesting.

	Option Awards		Stock Awards
Name	Number of Securities Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of Securities Acquired on Vesting (#)(3)	Value Realized on Vesting ($)(4)
Vladimir Shmunis	764,897	96,878,021	156,876	20,936,335
Mitesh Dhruv	28,399	3,465,596	52,366	7,043,187
John Marlow	326,757	39,000,612	38,745	5,170,603
Praful Shah	45,000	6,290,059	32,228	4,291,143
David Sipes	103,525	12,294,888	74,278	9,928,415

(1)	Reflects the aggregate number of shares of Class A common stock underlying the stock options that were exercised during fiscal 2019.
(2)
Calculated by multiplying (i) the difference between (x) the sale price for shares of Class A common stock sold concurrently with the exercise of an option, and if not, the fair market value of Class A common stock on the option exercise date, which was determined using the closing price on the NYSE of a share of Class A common stock on the option exercise date, and (y) the exercise price of the option, by (ii) the number of shares of Class A common stock acquired upon exercise.

(3)	Reflects the aggregate number of shares of common stock underlying the RSU awards that vested in fiscal 2019.
(4)
Calculated based by multiplying (i) the fair market value of Class A common stock on the vesting date, which was determined using the closing price on the NYSE of a share of Class A common stock on vesting date, by (ii) the number of shares of Class A common stock acquired upon vesting.

Pension Benefits

Aside from our 401(k) plan, we do not maintain any pension plan or arrangement under which our named executive officers are entitled to participate or receive post-retirement benefits.

Non-Qualified Deferred Compensation

We do not maintain any nonqualified deferred compensation plans or arrangements under which our named executive officers are entitled to participate.

Hedging Policy

Pursuant to our Insider Trading Policy, our directors, officers (as defined in Rule 16a-1(f) of the Exchange Act) and other employees subject to blackout periods or pre-clearance requirements under such policy are prohibited from engaging in transactions in publicly-traded options, such as puts and calls, and other derivative securities with respect to the Company’s securities, including hedging their ownership of Company securities or similar transactions designed to decrease the risks associated with holding Company securities. Stock options, stock appreciation rights and other securities issued pursuant to our benefit plans or other compensatory arrangements with us are not subject to this prohibition.

Potential Payments upon Termination and upon Termination in Connection with a Change of Control

Potential Payments upon Termination Apart from a Change of Control

The following table sets forth quantitative estimates of the following benefits that would have accrued to each of our named executive officers if any of their employment had been terminated under the following circumstances:

•
the vesting acceleration benefit that would have accrued to Mr. Dhruv, pursuant to the award agreement governing the RSUs granted to him in December 2019, if his employment had been terminated due to death, “disability,” or termination without “cause” (as such terms are defined in his executive employment letter) on December 31, 2019 and such death or disability was not the result of parachuting, parasailing, hang-gliding, rock climbing, cave exploring, or activities of a comparable risk level; and

•
the benefits that would have accrued to each of our named executive officers, pursuant to each named executive officer’s respective employment agreements, if any of their employment had been terminated by us without “cause” or had been terminated by the named executive officer for “good reason” (as such terms are defined in each named executive officer’s respective offer letter or other employment agreement), as applicable, on December 31, 2019, in each case outside of the period beginning 60 days prior to (or in the case of Mr. Shmunis, three months prior to) and ending 12 months following a “change of control” (as defined in our Equity Acceleration Policy) and such termination occurred on December 31, 2019, as applicable, in each case, upon such named executive officer’s signing and not revoking a release agreement with us, if applicable.

	Cash Severance ($)(1)	Value of Accelerated Equity Awards ($)(2)	Continuing Health Coverage ($)(3)	Total ($)
Vladimir Shmunis(4)	650,000	—	34,068	684,068
Mitesh Dhruv(5)	500,000	18,553,700	29,847	19,083,547
John Marlow(6)	93,750	—	—	93,750
Praful Shah(7)	192,500	538,080	—	730,580
David Sipes(8)	105,000	—	—	105,000

(1)	Represents the portion of each named executive officer’s 2019 base salary to be paid to such named executive officer upon a termination apart from a change of control.
(2)
For each named executive officer, the estimated value of accelerated equity awards was calculated by adding (a) the product of (x) the amount of unvested RSUs subject to acceleration held by the applicable named executive officer and (y) the closing price of our Class A common stock on December 31, 2019 (which was $168.67) and (b) the product of (x) the amount of unvested stock options subject to acceleration held by the applicable named executive officer and (y) the difference between (i) the exercise price of the stock option and (ii) the closing price of our Class A common stock on December 31, 2019 (which was $168.67).

(3)	Represents the value of all monthly COBRA premium payments to be paid to such named executive officer upon a termination apart from a change of control.
(4)	Mr. Shmunis will receive (i) 12 months of his 2019 base salary and (ii) 12 months of continuing COBRA premium payments in accordance with his executive employment letter.
(5)
Mr. Dhruv will receive (i) 12 months of his 2019 base salary and (ii) 12 months of continuing COBRA premium payments in accordance with his offer letter. Mr. Dhruv will also receive 100% acceleration of the RSUs granted to him in December 2019 in accordance with the award agreement governing those RSUs.

(6)	Mr. Marlow will receive three months of his 2019 base salary in accordance with his offer letter.
(7)
Mr. Shah will receive six months of his 2019 base salary and all stock options that would have vested if he had remained employed by the Company in the 6-month period following such involuntary termination without cause shall become immediately vested and exercisable in accordance with his offer letter.

(8)	Mr. Sipes will receive three months of his 2019 base salary in accordance with his offer letter.

Potential Payments upon Termination in Connection with a Change of Control

The following table sets forth quantitative estimates of the following benefits that would have accrued to each of our named executive officers if any of their employment had been terminated under the following circumstances:

•
the vesting acceleration benefit that would have accrued to Mr. Dhruv, pursuant to the award agreement governing the RSUs granted to him in December 2019, if there had been a “change in control” (as defined in our 2013 Equity Incentive Plan) and (i) we terminated Mr. Dhruv’s employment without “cause” (as defined in the award agreement governing the RSUs) within 60 days before the change in control and/or Mr. Dhruv was not hired by the surviving/successor entity, or (ii) within 12 months after the change in control, Mr. Dhruv’s employment was terminated by the successor/surviving company without cause (excluding by reason of Mr. Dhruv’s death or “disability”) or Mr. Dhruv terminated his employment with the successor/surviving company for “good reason” (as such terms are defined in the award agreement governing the RSUs); and

•
the benefits that would have accrued to each of our named executive officers, pursuant to each named executive officer’s respective employment agreements and Equity Acceleration Policy, if any of their employment had been terminated by us without “cause” or had been terminated by the named executive officer for “good reason” (as such terms are defined in each named executive officer’s respective offer letter or other employment agreement), in each case within 60 days prior to (or in the case of Mr. Shmunis, three months prior to) or 12 months following a “change of control” (as defined in our Equity Acceleration Policy) and such termination occurred on December 31, 2019, as applicable, in each case, upon such named executive officer’s signing and not revoking a release agreement with us, if applicable.

	Cash Severance ($)(1)	Value of Accelerated Equity Awards ($)(2)	Continuing Health Coverage ($)(3)	Total ($)
Vladimir Shmunis(4)	975,000	32,260,836	51,102	33,361,935
Mitesh Dhruv(5)	500,000	33,661,638	29,847	34,249,175
John Marlow(6)	93,750	8,196,855	—	8,333,874
Praful Shah(7)	192,500	7,469,910	—	7,706,832
David Sipes(8)	105,000	17,766,381	—	17,895,612

(1)
Represents the portion of each named executive officer’s (a) 2019 base salary and (b) 2019 target bonus, as applicable to be paid to such named executive officer upon a termination in connection with a change of control.

(2)
For each named executive officer, the estimated value of accelerated equity awards was calculated by adding (a) the product of (x) the amount of unvested RSUs subject to acceleration held by the applicable named executive officer and (y) the closing price of our Class A common stock on December 31, 2019 (which was $168.67) and (b) the product of (x) the amount of unvested stock options subject to acceleration held by the applicable named executive officer and (y) the difference between (i) the exercise price of the stock option and (ii) the closing price of our Class A common stock on December 31, 2019 (which was $168.67).

(3)	Represents the value of all monthly COBRA premium payments to be paid to such named executive officer upon a termination in connection with a change of control.
(4)
Mr. Shmunis will receive (i) 18 months of his 2019 base salary plus 150% his 2019 target bonus, (ii) 100% acceleration of his outstanding equity awards and (iii) 18 months of continuing COBRA premium payments in accordance with his executive employment letter.

(5)
Mr. Dhruv will receive (i) in accordance with his offer letter (A) 12 months of his 2019 base salary and (B) 12 months of continuing COBRA premium payments and (ii) 100% acceleration of his outstanding equity awards pursuant to the Equity Acceleration Policy.

(6)
Mr. Marlow will receive (i) in accordance with his offer letter, three months of his 2019 base salary and (ii) 100% acceleration of his outstanding equity awards pursuant to the Equity Acceleration Policy.

(7)
Mr. Shah will receive (i) in accordance with his offer letter, six months of his 2019 base salary and (ii) 100% acceleration of his outstanding equity awards pursuant to the Equity Acceleration Policy.

(8)
Mr. Sipes will receive (i) three months of his 2019 base salary in accordance with his offer letter and (ii) 100% acceleration of his outstanding equity awards pursuant to the Equity Acceleration Policy.

CEO Pay Ratio

Under SEC rules, we are required to provide information regarding the relationship between the total annual compensation of Mr. Shmunis, our Chief Executive Officer, and the total annual compensation of our median employee (other than Mr. Shmunis).  For our last completed fiscal year, which ended December 31, 2019:

•	The median of the total annual compensation of all employees (other than Mr. Shmunis) of ours (including our consolidated subsidiaries) was $127,834.

•	Mr. Shmunis’ total annual compensation, as reported in the Summary Compensation Table included in this Proxy Statement, was $9,820,094.

•	Based on the above, for fiscal 2019, the ratio of Mr. Shmunis’ total annual compensation to the median of the total annual compensation of all employees was 77 to 1.

This pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Securities Act of 1933, as amended and based upon our reasonable judgment and assumptions.  The SEC rules do not specify a single methodology for identification of the median employee or calculation of the pay ratio, and other companies may use assumptions and methodologies that are different from those used by us in calculating their pay ratio.  Accordingly, the pay ratio disclosed by other companies may not be comparable to our pay ratio as disclosed above.

The methodology we used to calculate the pay ratio is described below.

•
We determined the median of the total annual compensation of all of our employees as of December 31, 2019.  As of December 31, 2019, we (including our consolidated subsidiaries) had approximately 2,347 full-time, part-time and temporary employees, approximately 1,743 out of the 2,347 (or approximately 74%) are U.S. employees, and approximately 604 out of the 2,347 (or approximately 26%) are located outside of the United States.

•
We then compared the sum of (i) the total annual cash compensation earned by each of these employees for fiscal 2019 as reflected in our payroll records plus (ii) the fair value of equity awards (as determined in accordance with footnote 1 of the fiscal 2019 Summary Compensation Table) granted to these employees in fiscal 2019 (which, for participants in our Key Employee Equity Bonus Plan, included the RSUs granted under the Key Employee Equity Bonus Plan in settlement of their incentive payments under our bonus plan for the fourth quarter of 2018 and the first three quarters of 2019, but excluded the RSUs granted under the Key Employee Equity Bonus Plan in settlement of their incentive payments under our bonus plan for the fourth quarter of 2019 , which RSUs were issued in the first quarter of 2020), to determine the median employee, without annualizing the compensation of any employees who started their employment with us in fiscal 2019 but did not work for us or our consolidated subsidiaries for the entire year.  Compensation paid in foreign currency was converted to U.S. dollars using currency conversion ratios in effect as of March 7, 2020.  In determining the median total compensation of all of these employees, we did not make any cost of living adjustments to the wages paid to any employee outside of the U.S.

•
Once we identified our median employee, we estimated the median employee’s total annual compensation in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, yielding the median total annual compensation disclosed above.  With respect to Mr. Shmunis’ total annual compensation, we used the amount reported in the “Total” column of our fiscal 2019 Summary Compensation Table included in the Proxy Statement and incorporated by reference under Item 11 of Part II of our Annual Report.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our Class A common stock and Class B common stock as of March 31, 2020, for:

•	each of our named executive officers;

•	each of our directors;

•	all of our directors and executive officers as a group; and

•	each person, or group of affiliated persons, known by us to be the beneficial owner of more than five percent of any class of our voting securities.

We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose.  Unless otherwise indicated in the footnotes below, we believe, based on the information furnished to us, that persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.

We have deemed shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of March 31, 2020, and shares issuable upon the vesting of RSUs within 60 days of March 31, 2020, to be outstanding and to be beneficially owned by the person holding the option or the RSUs, respectively, for the purpose of computing the percentage ownership of that person.  However, we have not treated such shares as outstanding for the purpose of computing the percentage ownership of any other person.  We have based percentage ownership of our common stock on 76,919,935 shares of our Class A common stock and 10,895,473 shares of our Class B common stock outstanding as of March 31, 2020.  Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o RingCentral, Inc., 20 Davis Drive, Belmont, California 94002.

	Class A (+)		Class B (+)		% of Total Voting
	Shares	%	Shares	%	Power †
5% Stockholders:
Entities affiliated with Vladimir Shmunis (1)	451,202	*	5,693,618	52.3	30.8
Entities affiliated with Vlad Vendrow (2)	163,007	*	3,203,969	29.2	17.2
Capital World Investors (3)	10,191,371	13.2	—	*	5.5
Entities affiliated with The Vanguard Group (4)	7,033,830	9.1	—	*	3.8
FMR LLC (5)	6,201,854	8.1	—	*	3.3
BlackRock, Inc. (6)	5,056,184	6.6	—	*	2.7
Named Executive Officers and Directors:
Vladimir Shmunis (1)	451,202	*	5,693,618	52.3	30.8
Mitesh Dhruv (7)	173,749	*	4,504	*	*
John Marlow (8)	146,390	*	378,394	3.5	2.1
Praful Shah (9)	443,288	*	95,000	*	*
David Sipes (10)	237,533	*	—	*	*
Kenneth Goldman (11)	9,657	*	—	*	*
Michelle McKenna (12)	3,578	*	—	*	*
Robert Theis (13)	22,905	*	—	*	*
Allan Thygesen (14)	24,731	*	—	*	*
Neil Williams (15)	54,944	*	30,000	*	*
Godfrey Sullivan (16)	38,328	*	—	*	*
All executive officers and directors as a group (11 persons)(17)	1,606,305	2.1	6,201,516	56.2	33.8

(+)
Certain options to purchase shares of our capital stock included in this table are early exercisable, and to the extent such shares are unvested as of a given date, such shares will remain subject to a right of repurchase held by us.

(†)
Represents the voting power with respect to all shares of our Class A common stock and Class B common stock, voting as a single class.  Each share of Class A common stock is entitled to one vote per share and each share of Class B common stock is entitled to 10 votes per share.  The Class A common stock and Class B common stock vote together on all matters (including the election of directors) submitted to a vote of stockholders, except as may be otherwise required by applicable law.

(*)	Represents beneficial ownership of less than 1%.
(1)
Consists of (i) 375,000 shares of Class A common stock issuable pursuant to a stock option exercisable within 60 days of March 31, 2020; (ii) 48,000 shares of Class A common stock held of record by ELCA Fund I, L.P. (“ELCA I”); (iii) 5,679,107 shares of Class B common stock held of record by ELCA I; (iv) 6,690 shares of Class B common stock held of record by ELCA Fund II, L.P. (“ELCA II”); (v) 6,690 shares of Class B common stock held of record by ELCA Fund III, L.P. (“ELCA III”); (vi) 621 shares of Class B common stock held of record by ELCA, LLC (collectively, along with ELCA I, ELCA II and ELCA III, the “ELCA Funds”); (vii) 510 shares of Class B common stock held of record by Vladimir G. Shmunis & Sandra Shmunis TR UA June 9, 1998 Shmunis Revocable Trust (“Trust”) and (viii) 28,202 shares of Class A common stock issuable pursuant to stock awards releasable within 60 days of March 31, 2020.  Vladimir Shmunis, our CEO and Chairman of the board of directors, and Sandra Shmunis, Mr. Shmunis’ wife, are the managing members of ELCA, LLC.  ELCA, LLC is the general partner of ELCA I, ELCA II and ELCA III. Mr. Shmunis and Mrs. Shmunis are the trustees of Trust. As a result, and by virtue of the relationships described in this footnote, Mr. and Mrs. Shmunis may be deemed to share voting and dispositive power with respect to the shares held by ELCA I and Trust and certain of the shares held by ELCA II and ELCA III. The address for these entities is c/o RingCentral, Inc., 20 Davis Drive, Belmont, California 94002.

(2)
Consists of (i) 929 shares of Class A common stock held of record by Vlad Vendrow; (ii) 19,000 shares of Class A common stock held of record by The Vlad Vendrow Trust dated March 13, 2007 (the “Vendrow 2007 Trust”); (iii) 120,000 shares of Class A common stock issuable pursuant to a stock option exercisable within 60 days of March 15, 2020; (iv) 2,579,965 shares of Class B common stock held of record by the Vendrow 2007 Trust; (v) 46,300 shares of Class B common stock held of record by his children; (vi) 6,542 shares of Class A common stock held of record by the Regina Vendrow TR UA 10/30/2015 2015 Vendrow Children’s Trust FBO David G Vendrow; (vii) 6,542 shares of Class A common stock held of record by the Regina Vendrow TR UA 10/30/2015 2015 Vendrow Children’s Trust FBO Edward B Vendrow; (viii) 6,542 shares of Class A common stock held of record by the Regina Vendrow TR UA 10/30/2015 2015 Vendrow Children’s Trust FBO Joshua L Vendrow; (ix) 167,568 shares of Class B common stock held of record by the Regina Vendrow TR UA 10/30/2015 2015 Vendrow Children’s Trust FBO David G Vendrow; (x) 167,568 shares of Class B common stock held of record by the Regina Vendrow TR UA 10/30/2015 2015 Vendrow Children’s Trust FBO Edward B Vendrow; (xi) 167,568 shares of Class B common stock held of record by the Regina Vendrow TR UA 10/30/2015 2015 Vendrow Children’s Trust FBO Joshua L Vendrow; (xii) 75,000 shares of Class B common stock issuable pursuant to stock options exercisable within 60 days of March 15, 2020; and (xiii) 3,452 shares of Class A common stock issuable pursuant to stock awards releasable within 60 days of March 31, 2020. As sole trustee of the Vendrow 2007 Trust, Mr. Vendrow may be deemed to hold voting and dispositive power with respect to the shares held by the Vendrow 2007 Trust. Mr. Vendrow may be deemed to hold voting and dispositive power with respect to the shares held by him and by his children and his children’s trusts. The address for these entities is c/o RingCentral, Inc., 20 Davis Drive, Belmont, California 94002.

(3)
Based on information reported by Capital World Investors (“CWI”) on its most recent Schedule 13G/A filed with the SEC on February 14, 2020.  Of the shares of Class A common stock beneficially owned, CWI reported that it has sole dispositive power and sole voting power with respect to 10,191,371 shares.  The address for CWI is 333 South Hope Street, Los Angeles, California 90071.

(4)
Based on information reported by The Vanguard Group, Inc. on its most recent Schedule 13G/A filed with the SEC on February 12, 2020.  Consists of (i) 7,033,830 shares of Class A common stock held of record by The Vanguard Group, Inc.; (ii) 33,409 shares of Class A common stock held of record by Vanguard Fiduciary Trust Company (“VFTC”); and (iii) 60,916 shares of Class A common stock held of records by Vanguard Investments Australia, Ltd. (“VIA”).  VFTC and VIA are wholly-owned subsidiaries of The Vanguard Group, as result of the relationships described in this footnote, The Vanguard Group may be deemed to share dispositive power and voting power with respect to the shares held by VFTC and VIA.  The address for these entities is 100 Vanguard Blvd., Malvern, PA 19355.

(5)
Based on information reported by FMR LLC (“FMR”) on its most recent Schedule 13G/A filed with the SEC on February 7, 2020.  The 6,201,854 shares of Class A common stock reported reflect securities beneficially owned, or that may be deemed to be beneficially owned, by FMR, as a parent holding company, certain of its subsidiaries and affiliates, and other companies.  Sole power to vote 1,131,260 shares resides with the boards of trustees of various investment companies advised by Fidelity Management & Research Company, a wholly owned subsidiary of FMR.  FMR, certain of its subsidiaries and affiliates, and other companies have sole dispositive power with respect to 6,201,854 shares.  Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR, and as such, may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR.  The address for FMR is 245 Summer Street, Boston, Massachusetts 02210.

(6)
Based on information reported by BlackRock, Inc. on its most recent Schedule 13G/A filed with the SEC on February 10, 2020.  Of the shares of Class A common stock beneficially owned, BlackRock, Inc. reported that it has sole dispositive power with respect to 5,056,184 shares and sole voting power with respect to 4,603,772  shares.  The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(7)
Consists of (i) 87,572 shares of Class A common stock held of record by Mr. Dhruv; (ii) 44,986 shares of Class A common stock issuable pursuant to stock options exercisable within 60 days of March 31, 2020; (iii) 4,504 shares of Class B common stock issuable pursuant to stock options exercisable within 60 days of March 31, 2020; and (iv) 41,191 shares of Class A common stock issuable pursuant to stock awards releasable within 60 days of March 31, 2020.

(8)
Consists of (i) 122,134 shares of Class A common stock held of record by Mr. Marlow; (ii) 16,888 shares of Class A common stock issuable pursuant to stock options exercisable within 60 days of March 31, 2020; (iii) 338,334 shares of Class B common stock held of record by the M&M Double Happiness Revocable Living Trust DTD 6/09/2003 (the “Marlow Trust I”); (iv) 12,500 shares of Class B common stock held of record by the JEM Double Happiness Trust DTD 7/11/2011 (the “Marlow Trust II”); (v) 12,500 shares of Class B common stock held of record by the CAM Double Happiness Trust DTD 7/11/2011 (the “Marlow Trust III” and, together with the Marlow Trust I and the Marlow Trust II, the “Marlow Trusts”); (vi) 15,060 shares of Class B common stock issuable pursuant to stock options exercisable within 60 days of March 31, 2020; and (vii) 7,368 shares of Class A common stock issuable pursuant to stock awards releasable within 60 days of March 31, 2020.  As trustee of the Marlow Trusts, Mr. Marlow may be deemed to hold voting and dispositive power with respect to the shares held by the Marlow Trusts.

(9)
Consists of (i) 17,160 shares of Class A common stock held of record by Mr. Shah; (ii) 184,522 shares of Class A common stock held of record by the Vandana Shah and Praful Shah Revocable Living Trust dtd 2/10/09 (the “Shah Trust I”); (iii) 25,239 shares of Class A common stock held of record by The Shah Children’s 2000 Revocable Trust FBO Reina Shah (the “Shah Trust II”); (iv) 25,239 shares of Class A common stock held of record by The Shah Children’s 2000 Revocable Trust FBO Neil Shah (the “Shah Trust III” and, together with the Shah Trust I and the Shah Trust II, the “Shah Trusts”); (v) 185,815 shares of Class A common stock issuable pursuant to stock options exercisable within 60 days of March 31, 2020; (vi) 95,000 shares of Class B common stock issuable pursuant to stock options exercisable within 60 days of March 31, 2020; and (vii) 5,313 shares of Class A common stock issuable pursuant to stock awards releasable within 60 days of March 31, 2020.  As trustee of the Shah Trusts, Mr. Shah may be deemed to hold voting and dispositive power with respect to the shares held by the Shah Trusts.

(10)
Consists of (i) 123,668 shares of Class A common stock held of record by Mr. Sipes; (ii) 99,138 shares of Class A common stock issuable pursuant to stock options exercisable within 60 days of March 31, 2020; and (iii) 14,727 shares of Class A common stock issuable pursuant to stock awards releasable within 60 days of March 31, 2020.

(11)	Consists of (i) 9,657 shares of Class A common stock held of record by Mr. Goldman.
(12)	Consists of (i) 3,578 shares of Class A common stock held of record by Ms. McKenna.
(13)	Consists of (i) 22,905 shares of Class A common stock held of record by Mr. Theis.
(14)	Consists of (i) 24,731 shares of Class A common stock held of record by Mr. Thygesen.
(15)
Consists of (i) 10,005 shares of Class A common stock held of record by Mr. Williams; (ii) 44,939 shares of Class A common stock issuable pursuant to stock options exercisable within 60 days of March 31, 2020; and (iii) 30,000 shares of Class B common stock issuable pursuant to stock options exercisable within 60 days of March 31, 2020.

(16)
Consists of (i) 28,000 shares of Class A common stock held of record by Mr. Sullivan; (ii) 10,000 shares of Class A common stock held of record by Suzanne Sullivan, Mr. Sullivan’s spouse, and (iii) 328 shares of Class A common stock issuable pursuant to stock awards releasable within 60 days of March 31, 2020.

(17)
Consists of (i) 742,410 shares of Class A common stock held of record by our current directors, director nominees and officers; (ii) 97,129 shares of Class A common stock issuable pursuant to stock awards releasable within 60 days of March 31, 2020; (iii) 766,766 shares of Class A common stock issuable pursuant to stock options exercisable within 60 days of March 31, 2020; (iv) 6,056,952 shares of Class B common stock held of record by our current directors and officers; and (v) 144,564 shares of Class B common stock issuable pursuant to stock options exercisable within 60 days of March 31, 2020.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the compensation arrangements, including employment, termination of employment and change in control arrangements discussed above in the sections titled “Board of Directors and Corporate Governance—Non-Employee Director Compensation” and “Executive Compensation,” the following is a description of each transaction since January 1, 2019 and each currently proposed transaction in which:

•	we have been or are to be a participant;

•	the amount involved exceeded or exceeds $120,000; and

•
any of our directors, executive officers, or holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

Investor Rights Agreement

We are party to an investor rights agreement which provides, among other things, that certain holders of our common stock, including stockholders affiliated with some of our directors, have the right to request that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing.

Limitation of Officer and Director Liability and Indemnification Arrangements

Our certificate of incorporation and bylaws each provide that we will indemnify our directors and officers and may indemnify our employees and other agents, to the fullest extent permitted by the Delaware General Corporation Law, which prohibits our certificate of incorporation from limiting the liability of our directors for the following:

•	any breach of the director’s duty of loyalty to us or to our stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended.  Our certificate of incorporation will not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Delaware law.  This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws.  Under our bylaws, we will also be empowered to purchase insurance on behalf of any person whom we are required or permitted to indemnify.

In addition to the indemnification required in our certificate of incorporation and bylaws, we have entered into indemnification agreements with each of our current directors and executive officers.  These agreements provide for the indemnification of our directors and executive officers for certain expenses and liabilities incurred in connection with any action, suit, proceeding or alternative dispute resolution mechanism, or hearing, inquiry or investigation that may lead to the foregoing, to which they are a party, or are threatened to be made a party, by reason of the fact that they are or were a director, officer, employee, agent or fiduciary of our Company, or any of our subsidiaries, by reason of any action or inaction by them while serving as an officer, director, agent or fiduciary, or by reason of the fact that they were serving at our request as a director, officer, employee, agent or fiduciary of another entity.  Under the indemnification agreements, indemnification will only be provided in situations where the indemnified parties acted in good faith and in a manner they reasonably believed to be in or not opposed to our best interest, and with respect to any criminal action or proceeding, to situations where they had no reasonable cause to believe the conduct was unlawful.  In the case of an action or proceeding by or in the right of our Company or any of our subsidiaries, no indemnification will be provided for any claim where a court determines that the indemnified party is prohibited from receiving indemnification.  We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.  We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties.  They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders.  A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.  There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

Other than as described above under this section titled “Certain Relationships and Related Party Transactions,” since January 1, 2019, we have not entered into any transactions, nor are there any currently proposed transactions, between us and a related party where the amount involved exceeds, or would exceed, $120,000, and in which any related person had or will have a direct or indirect material interest.  We believe the terms of the transactions described above were comparable to terms we could have obtained in arm’s-length dealings with unrelated third parties.

Policies and Procedures for Related Party Transactions

We have adopted a policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related party transaction with us without the prior consent of our audit committee.  Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our common stock or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $120,000 and such person would have a direct or indirect interest must first be presented to our audit committee for review, consideration and approval.  In approving or rejecting any such proposal, our audit committee considers the material facts of the transaction, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.  In addition, our board of directors has delegated to each of our CEO, our CFO and our General Counsel, as appropriate, the authority to review and approve, as applicable, any such transaction in which the aggregate amount involved is expected to be less than $120,000, provided that such person charged with such review or approval is not the related person.  In connection with each regularly scheduled meeting of our audit committee, a summary of each related party transaction approved in accordance with this paragraph shall be provided to the audit committee for its review.

OTHER MATTERS

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act, as amended, requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC.  Such directors, executive officers and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent year.  Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during our fiscal ended December 31, 2019, all Section 16(a) filing requirements were satisfied on a timely basis, except for (i) one late Form 4 filing that was filed on behalf of Mr. Shmunis, our CEO and Chairman, on March 14, 2019 and (ii) one late Form 3 filing that was filed on behalf of Mr. Sullivan, a member of our board of directors, on April 27, 2020.  Such late filings did not result in any liability under Section 16(b) of the Exchange Act.

2019 Annual Report and SEC Filings

Our financial statements for the year ended December 31, 2019 are included in our annual report on Form 10-K filed with the SEC on February 26, 2020, and which we will also make available to stockholders at the same time as this proxy statement.  Our annual report and this proxy statement are posted on our website at ir.ringcentral.com and are available from the SEC at its website at www.sec.gov.  You may also obtain a copy of our annual report without charge by sending a written request to Investor Relations, RingCentral, Inc., 20 Davis Drive, Belmont, California 94002.

*    *    *

The board of directors does not know of any other matters to be presented at the Annual Meeting.  If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote shares they represent in accordance with their own judgment on such matters.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold.  You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

Belmont, California
April 27, 2020

RINGCENTRAL, INC.
20 DAVIS DRIVE
BELMONT, CA 94002

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 4, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During the Meeting - Go to www.virtualshareholdermeeting.com/RNG2020

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time June 4, 2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors

Nominees

1a. Vladimir Shmunis
1b. Kenneth Goldman
1c. Michelle McKenna
1d. Godfrey Sullivan
1e. Robert Theis
1f. Allan Thygesen
1g. Neil Williams

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2020	☐	☐	☐
3. To approve, on an advisory (non-binding) basis, the named executive officers' compensation, as disclosed in the proxy statement	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000466438_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com

RINGCENTRAL, INC.

ANNUAL MEETING OF STOCKHOLDERS

June 5, 2020

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The stockholder(s) hereby appoint(s) Vladimir Shmunis, John Marlow and Bruce Johnson, or any one of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A Common Stock and Class B Common Stock of RingCentral, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m., Pacific Time on Friday, June 5, 2020, online at www.virtualshareholdermeeting.com/RNG2020, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED AS THE BOARD RECOMMENDS. THIS PROXY CONFERS DISCRETIONARY AUTHORITY ON THE PROXY HOLDERS TO VOTE AS TO ANY OTHER MATTER THAT IS PROPERLY BROUGHT BEFORE THE ANNUAL MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

0000466438_2 R1.0.1.18